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Exhibit 2.1
Execution Version

AGREEMENT AND PLAN OF MERGER

among

VNU N.V.,

ISAAC ACQUISITION CORP.

and

IMS HEALTH INCORPORATED

Dated as of July 10, 2005

i

EXHIBITS

Exhibit 1.4(a) — Restated Certificate of Incorporation of the Surviving Corporation
Exhibit 1.4(b) — Amended and Restated By-Laws of the Surviving Corporation

INDEX OF PRINCIPAL TERMS

Page
Adjusted Conversion Number	5
Affected Employees	55
affiliate	71
AFM	30
Agreement	1
Annual Report	26
Antitrust Law	58
Articles of Association	27
Average Closing Price	6
beneficial owner	71
beneficially owned	71
Book-Entry Shares	7
business day	71
By-Laws	11
Cash Consideration	3
Certificate of Incorporation	11
Certificate of Merger	2
Certificates	7
Change in Company Recommendation	51
Change in Parent Recommendation	54
Closing	1
Closing Date	2
Common Stock	3
Company	1
Company Acquisition Proposal	51
Company Affiliates	60
Company Board Recommendation	47
Company Credit Facility	42
Company Disclosure Schedule	10
Company Employees	17
Company Material Adverse Effect	10
Company Plan	17
Company Proxy Statement	48
Company Representatives	50
Company Requisite Vote	12
Company SEC Reports	15
Company Stock Option	5
Company Stock Plans	6
Company Stockholders Meeting	47
Company Superior Proposal	51
Company's Financial Advisors	22
Confidentiality Agreement	50
Continued Benefits	56
Contract	13
control	72
controlled	72
controlled by	72

Controlled Group	18
corresponding section	72
Costs	57
Deposit Agreement	4
Depository	4
DGCL	1
Dissenting Shares	7
DOJ	58
Dutch generally accepted accounting principles	32
ECMR	14
Effective Time	2
Environmental Laws	24
Environmental Permits	24
ERISA	17
EU Prospectus Directive	48
Euronext Amsterdam	30
European Prospectus	48
Exchange Act	13
Exchange Agent	7
Exchange Ratio	3
Foreign Antitrust Laws	14
Foreign Benefit Plan	19
Form F-4	48
FTC	58
Governmental Entity	13
Holdings	1
HSR Act	13
IFRS	32
Indebtedness	25
Indemnified Parties	57
individually or in the aggregate	72
Intellectual Property	23
knowledge	72
Labor Laws	20
Law	13
Licenses	14
Lien	12
Material Contract	25
Materials of Environmental Concern	24
Merger	1
Merger Consideration	3
Merger Sub	1
NYSE	14
Order	64
Parent	1
Parent 7% Preferred Stock	28
Parent Acquisition Proposal	53
Parent ADRs	4
Parent Board Recommendation	47
Parent Circular	49

v

Parent Common Shares	3
Parent Depository Shares	3
Parent Disclosure Schedule	26
Parent Employees	33
Parent Employment Agreements	33
Parent Financial Statements	31
Parent Foreign Benefit Plan	35
Parent Intellectual Property	38
Parent Material Adverse Effect	27
Parent Material Contract	39
Parent Plan	33
Parent Representatives	53
Parent Requisite Vote	29
Parent Series A Stock	28
Parent Series B Stock	28
Parent Stockholders Meeting	47
Parent Superior Proposal	54
Parent Takeover Statute	37
Parent's Financial Advisor	37
PBGC	19
Permitted Liens	72
PERS	41
person	73
Post-Closing Tax Period	22
Preferred Stock	11
Priority Foundation	1
Priority Shares	28
Privacy Rights	14
Rabbi Trusts	19
Reorganization	63
Restricted Share	6
Rights Agreement	11
RSU Award	6
Sarbanes-Oxley Act	16
SEC	6
Securities Act	13
Series Common Stock	11
Shares	3
Stock Consideration	3
subsidiary	73
Surviving Corporation	1
Takeover Statutes	22
Tax Return	22
Taxes	22
Termination Date	67
Termination Fee	68
U.S. generally accepted accounting principles	73
under common control with	72

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of July 10, 2005 (this "Agreement"), among (i) VNU N.V., a limited liability company with corporate seat in Haarlem, the Netherlands ("Parent"), (ii) Isaac Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Holdings ("Merger Sub"), (iii) IMS Health Incorporated, a Delaware corporation (the "Company"), (iv) solely for purposes of Article II, Isaac Holding Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Holdings"), and (v) solely for purposes of Sections 6.1(b), 6.16(a) and 6.16(b), the foundation under Dutch Law Stichting tot Beheer van de Prioriteitsaandelen in VNU NV, holder of all issued and outstanding Priority Shares of Parent (the "Priority Foundation").

        WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the "Merger") of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), upon the terms and subject to the conditions set forth herein, (ii) approved this Agreement in accordance with the DGCL, upon the terms and conditions contained herein, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company; and

        WHEREAS, each of the Supervisory and Executive Boards of Parent and the Board of Directors of the Priority Foundation has resolved to enter into, and the Board of Directors of each of Holdings and Merger Sub has approved and declared it advisable to enter into, this Agreement providing for the Merger in accordance with the DGCL, upon the terms and conditions contained herein;

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

        SECTION 1.1    The Merger.    Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

        SECTION 1.2    Closing; Effective Time.    Subject to the provisions of Article VII, the closing of the Merger (the "Closing") shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, as soon as practicable, but in no event later than the second business day after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions), or at such other place or at such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date". At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being the "Effective Time") and shall make all other filings or recordings required under the DGCL in connection with the Merger.

        SECTION 1.3    Effects of the Merger.    The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        SECTION 1.4    Certificate of Incorporation and By-Laws of the Surviving Corporation.

          (a)   At the Effective Time, the restated certificate of incorporation of the Company shall be amended in the Merger to read in its entirety as set forth on Exhibit 1.4(a) hereto and as so amended shall be the restated certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable Law.

          (b)   At the Effective Time, the amended and restated by-laws of the Company shall be amended and restated so as to read in their entirety as set forth on Exhibit 1.4(b) hereto and as so amended shall be the amended and restated by-laws of the Surviving Corporation until thereafter amended in accordance with their terms, the restated certificate of incorporation of the Surviving Corporation and applicable Law.

        SECTION 1.5    Directors and Officers of the Surviving Corporation.    The Company shall cause the directors of the Company immediately prior to the Effective Time to submit their resignations to be effective as of the Effective Time. The Company shall cause the directors of Merger Sub immediately prior to the Effective Time to be the initial directors of the Surviving Corporation, each to hold office in accordance with the restated certificate of incorporation and by-laws of the Surviving Corporation. Prior to the Effective Time, Parent and Merger Sub shall take all necessary action to cause the election or appointment of the officers of the Company (other than those who Parent determines shall not remain as officers of the Surviving Corporation) immediately prior to the Effective Time as officers of the Surviving Corporation, which shall be effective as of the Effective Time. Such officers shall hold office with the Surviving Corporation, in each case until the earlier of his or her resignation or removal.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

        SECTION 2.1    Conversion of Securities.    At the Effective Time, in accordance with this Article II, by virtue of the Merger and without any action on the part of Parent, Holdings, Merger Sub, the Company or the holders of any of the following securities:

          (a)   Each share of Common Stock, par value $0.01 per share, of the Company (the "Common Stock," which defined term shall include, for all purposes of this Agreement other than this Section 2.1, the associated Preferred Stock purchase rights to the extent such rights are still outstanding), issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled pursuant to Section 2.1(b) and any Dissenting Shares (as defined in Section 2.4(a)) (all such shares of Common Stock, the "Shares") shall be canceled and each holder of Shares shall be entitled to receive from Holdings or Parent, as contemplated below, in the aggregate, in compensation for the cancellation of each Share and in exchange therefor, (i) $11.25 in cash, without interest (the "Cash Consideration"), plus (ii) 0.60415 (the "Exchange Ratio") American Depository Shares of Parent ("Parent Depository Shares", each Parent Depository Share representing one common share, par value €0.20 per share, of Parent ("Parent Common Shares")), which Parent Depository Shares shall, for purposes of the Laws of the Netherlands, be paid for by the holder of the Share through the contribution described below (such Parent Depository Shares, and any cash to be paid in lieu of fractional Parent Depository Shares pursuant to Section 2.5(j), the "Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration"). By virtue of the Merger and without any further action on the part of the holders of Shares, each holder of Shares shall be deemed to have subscribed under this Agreement for the Parent Common Shares underlying the Parent Depository Shares that are to be issued to such holder in accordance with this Article II. In accordance with the Law of the Netherlands, each holder of Shares shall be obligated to pay up the Parent Common Shares underlying the Parent

  Depository Shares so issued to such holder in accordance with this Article II. This payment obligation on the part of the holders of Shares (which, solely for the purpose of satisfying this obligation to pay up the Parent Common Shares underlying the Parent Depository Shares, shall be equal to the par value of such Parent Common Shares) shall be fully satisfied and paid by contribution by transfer to Parent of such holder's right to receive compensation (which, solely for the purpose of satisfying this obligation to compensate the holders of Shares, shall also be equal to the par value of such Parent Common Shares) from Holdings for the cancellation of the Shares. It is understood that, if the Merger is consummated, the stockholders of the Company are entitled to receive the Parent Depository Shares representing Parent Common Shares directly from Parent or Holdings and that, if the Merger is consummated, such stockholders will thereupon become third party beneficiaries of this Agreement solely for this purpose. For the avoidance of doubt, (x) in no event shall the amount of the Merger Consideration to be received by each holder of Shares pursuant to this Article II be reduced by the obligation to pay up the Parent Common Shares underlying the Parent Depository Shares or the contribution to Parent of such holder's right to receive compensation and (y) Holdings shall be obligated to deliver the Merger Consideration to holders of Shares in accordance with, and subject to the terms of, this Article II; provided, however, that the obligations of Holdings to deliver the Stock Consideration or the Cash Consideration under this Article II may be assigned, in whole or in part, to Parent or any of Parent's wholly-owned direct or indirect subsidiaries (provided that no such assignment shall relieve Holdings of its obligations hereunder). Parent shall fully and unconditionally cause Holdings (or its successor or assign) to comply with such obligation and Parent hereby unconditionally and irrevocably guarantees (hoofdelijke aansprakelijkheid) to the holders of Shares the due and punctual performance and payment by Holdings (and its successors and assigns) of its obligations under this Section 2.1. Parent hereby waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Holdings and whenever a default occurs for any reason whatsoever in the performance by Holdings (or its successors or assigns) of any of its obligations under this Article II, Parent shall forthwith unconditionally perform and satisfy (or procure performance and satisfaction of) such obligations. The liability of Parent under this Section 2.1 shall not be released or diminished by any variation of the obligations of Holdings set forth in this Article II or any forbearance, neglect or delay in seeking performance of such obligations or any granting of time for such performance, in each case regardless of whether any notice of the same has been delivered to Parent.

          (b)   Each Share held in the treasury of the Company or owned by Parent immediately prior to the Effective Time shall be canceled without any conversion thereof and no consideration shall be paid with respect thereto.

          (c)   Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

          (d)   At any time prior to August 31, 2005, if the Board of Directors of the Company, in its good faith and reasonable judgment, requests that Parent agree to amend Section 2.1 of this Agreement to read substantially as set forth in Section 2.1(d) of the Parent Disclosure Schedule, Parent agrees promptly to enter into such amendment and the parties shall cooperate in good faith to effect conforming amendments to reflect the amendment set forth in Section 2.1(d) of the Parent Disclosure Schedule. For avoidance of doubt, any such request shall be conclusively deemed reasonable if the Tax costs that would be incurred by holders of Shares or Company Stock Options as a result of the Merger assuming Section 2.1 of this Agreement remains unchanged (provided that such Tax costs shall be net of any indemnity or other compensation that Parent is willing to provide to the holders of Shares or Company Stock Options) would be higher than the Tax costs that would be incurred by such holders as a result of the Merger assuming Section 2.1 of this Agreement were amended to read as set forth in Section 2.1(d) of the Parent Disclosure Schedule.

        SECTION 2.2    Certain Actions Related to Conversion of Securities.

          (a)    Parent Depository Shares.    The Parent Depository Shares issued in connection with the Merger shall be evidenced by one or more receipts ("Parent ADRs") issued in accordance with a Deposit Agreement, in form and substance reasonably acceptable to the Company, to be entered into by Parent, The Bank of New York or another institution selected by Parent that is reasonably acceptable to the Company, as Depository (the "Depository"), and the owners and holders from time to time of Parent ADRs, as amended (the "Deposit Agreement"). As of the Effective Time, Parent shall pay for any Dutch capital taxes imposed in connection with the issuance or creation of the Parent Depository Shares to be issued in connection with the Merger and any Parent ADRs in connection therewith.

          (b)    Adjustment of Merger Consideration.    Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares or Parent Common Shares shall have been changed into a different number of shares or a different class by reason of any stock split or combination (splitsing van aandelen, samenvoeging van (verschillende klassen van) aandelen), recapitalization (omzetting reserves in aandelenkapitaal), stock dividend, reclassification, redenomination, adjustment of par value, exchange of shares or other similar transaction, or Parent changes the number of Parent Common Shares represented by a Parent Depository Share, the Cash Consideration, the Exchange Ratio, the Stock Consideration and any other dependent items, as the case may be, shall be appropriately adjusted to provide to the holders of the Common Stock the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Cash Consideration, Exchange Ratio or Stock Consideration or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.

          (c)    No Further Rights.    From and after the Effective Time, the shares of Common Stock shall no longer be outstanding and, subject to Section 2.4(a), no holder of shares of Common Stock shall have any rights with respect thereto except the right to receive Merger Consideration in respect of such Shares pursuant to this Article II and the right to receive dividends and other distributions pursuant to Section 2.5(h), in each case without interest and only upon compliance with the applicable provisions of this Article II.

        SECTION 2.3    Options; Restricted Stock.

          (a)   At the Effective Time, each option to purchase Shares (each a "Company Stock Option") granted under the Company Stock Plans outstanding immediately prior to the Effective Time, if unvested, shall become fully vested and exercisable and, whether vested or unvested, shall be converted into an option to acquire a number of Parent Depository Shares equal to the product (rounded down to the nearest whole number) of (i) the number of Shares subject to such Company Stock Option immediately prior to the Effective Time times (ii) the sum of (A) the Exchange Ratio and (B) the quotient of the Cash Consideration divided by the Average Closing Price (such sum, the "Adjusted Conversion Number"), at a price per Parent Depository Share (rounded up to the nearest whole cent) equal to the quotient of the exercise price per Share of such Company Stock Option divided by the Adjusted Conversion Number; provided, however, that the exercise price and the number of Parent Depository Shares purchasable pursuant to the Company Stock Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; and provided, further, that in the case of any Company Stock Option to which Section 422 of the Code applies, the exercise price and the number of Parent Depository Shares purchasable pursuant to such Company Stock Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided in this Section 2.3(a), following the Effective Time, each Company Stock Option shall continue to be governed by the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time. Parent shall take all actions necessary for the assumption of such Company Stock Options and, as soon as practicable after the Effective Time, Parent shall deliver to the holders of such Company Stock Options appropriate notices that such Company Stock Options have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3(a)).

          (b)   For purposes of this Agreement: (i) "Average Closing Price" means the average of the per share closing prices of Parent Common Shares as reported on Eurolist by Euronext Amsterdam for the ten (10) trading days ending on the second-to-last trading day prior to the Closing Date; (ii) "Company Stock Plans" means the plans set forth in Section 2.3(b) of the Company Disclosure Schedule; and (iii) any conversion of euros into U.S. dollars, or vice versa, that is required to give effect to the provisions of this Section 2.3 shall be done at the daily 10 a.m. dollar to Euro spot rate for each trading day as quoted by the Federal Reserve Bank of New York on its Internet site (http://www.ny.frb.org/markets/fxrates/tenAm.cfm) or as otherwise published by the Federal Reserve Bank of New York on the date on which such a calculation is required to be made.

          (c)   Each issued and outstanding Share subject to vesting or other lapse or forfeiture restrictions pursuant to the Company Stock Plans (each a "Restricted Share"), and each award of restricted stock units held by a current or former employee, consultant or director of the Company or any of its subsidiaries (each, an "RSU Award"), outstanding immediately prior to the Effective Time shall vest and become free of such restrictions to the extent required by the terms and conditions thereof (and if not required by such terms and conditions, shall vest and become free of such restrictions on the Closing Date) and shall be treated in the same manner as all other Shares outstanding immediately prior to the Effective Time in accordance with Section 2.1(a).

          (d)   Parent shall have available after the Effective Time the number of Parent Depository Shares required to satisfy upon exercise or settlement, as applicable, all Company Stock Options or RSU Awards outstanding immediately following the Effective Time in accordance with Section 2.3(a). Parent shall file with the U.S. Securities and Exchange Commission (the "SEC") a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act prior to the Effective Time so that Parent shall have available from and after the Effective Time the number of Parent Depository Shares issuable upon the exercise or settlement, as applicable, of Company Stock Options or RSU Awards as provided in Section 2.3(a), and shall use reasonable best efforts to (i) cause such registration statement or post-effective amendment to become effective and comply, to the extent applicable, with state securities or "blue sky" laws with respect thereto, at the Effective Time, and (ii) maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as those options remain outstanding. In addition, Parent shall use its reasonable best efforts to do all such things as are required under applicable Laws for the Parent Common Shares issuable upon exercise or settlement, as applicable, of Company Stock Options or RSU Awards to be admitted to listing and trading on Euronext Amsterdam and for the corresponding Parent Depository Shares to be admitted for listing and trading on the NYSE.

          (e)   The Company shall take all such action as is necessary prior to the Effective Time to give effect to the foregoing provisions of this Section 2.3.

        SECTION 2.4    Dissenting Shares.

          (a)   Shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have not voted in favor of or consented to the

  Merger and who have properly demanded and perfected their rights to be paid the fair value of such shares of Common Stock in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be canceled and the holder thereof shall not receive the Merger Consideration as compensation for such cancellation, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder's rights under Section 262 of the DGCL, such stockholder's Shares in respect of which the stockholder would otherwise be entitled to receive fair value under Section 262 of the DGCL shall thereupon be deemed to have been canceled, at the Effective Time, and the holder thereof shall be entitled to receive the Merger Consideration (payable without any interest thereon) as compensation for such cancellation.

          (b)   The Company shall give Parent (i) prompt notice of any notice received by the Company of intent to demand the fair value of any Shares, withdrawals of such notices and any other instruments or notices served pursuant to Section 262 of the DGCL and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by an order, decree, ruling or injunction of a court of competent jurisdiction, make any payment or other commitment with respect to any such exercise of appraisal rights or offer to settle or settle any such rights.

        SECTION 2.5    Surrender of Shares.

          (a)   Following the date of this Agreement and prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as exchange agent in connection with the Merger (the "Exchange Agent") for the purpose of exchanging certificates representing, immediately prior to the Effective Time, Shares ("Certificates"), or Shares represented, immediately prior to the Effective Time, by book-entry ("Book-Entry Shares"), in each case for the Merger Consideration (including cash payable in lieu of fractional interests in Parent Depository Shares in accordance with Section 2.5(j)).

          (b)   Parent or Holdings shall deposit, or cause to be deposited, with the Exchange Agent, from time to time, (i) that number of Parent ADRs in any denominations as the Exchange Agent shall specify and (ii) cash, in each case as are issuable or payable, respectively, pursuant to this Article II in respect of Shares for which Certificates or Book-Entry Shares have been properly delivered to the Exchange Agent.

          (c)   Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of immediately prior to the Effective Time, of Shares, (i) a letter of transmittal (which shall reflect the payment structure set forth in Section 2.1(a) hereof and shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such holder representing such Shares shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and (ii) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of Shares, for payment of the Merger Consideration therefor. The forms of such letter of transmittal and instructions for use shall be prepared by Parent and shall be approved by the Company (such approval not to be unreasonably withheld or delayed) prior to the Effective Time.

          (d)   Each stockholder, upon surrender by such holder to the Exchange Agent of its Certificate or Book-Entry Shares, as applicable, together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, shall be entitled to receive in exchange therefor, (A) the number of whole Parent Depository Shares (evidenced by Parent ADRs) which such holder has the right to receive pursuant to the terms hereof after properly surrendering Certificates or Book-Entry Shares, as applicable, and (B) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 2.5(k)) equal to (x) the amount of cash (including the Cash Consideration and cash in lieu of fractional interests in Parent Depository Shares (to be paid pursuant to Section 2.5(j)) which such holder has the right to receive pursuant to the terms hereof after properly surrendering Certificates or Book-Entry Shares, as applicable, plus (y) any cash dividends or other distributions that such holder has the right to receive pursuant to Section 2.5(h).

          (e)   No interest shall be paid or accrue for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Shares. If payment or issuance of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment or issuance that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment or issuance shall have paid to the Exchange Agent any transfer and other taxes required by reason of the payment or issuance of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. Until so surrendered, each Certificate or Book-Entry Share shall, after the Effective Time, represent for all purposes only the right to receive upon such surrender the Merger Consideration as contemplated by this Article II.

          (f)    At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates or Book-Entry Shares presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

          (g)   Any Parent Depository Shares to be issued and any cash to be paid in respect of Shares (including any cash in lieu of fractional interests in Parent Depository Shares to be paid pursuant to Section 2.5(j), plus any cash dividend or other distribution that a former holder of Shares has the right to receive pursuant to Section 2.5(h)) pursuant to this Article II, that remains unclaimed by any former holder of Shares nine months after the Effective Time shall be held by the Exchange Agent (or a successor agent appointed by Parent) or shall be delivered to Parent (or to the Depository upon the instruction of Parent and held by the Depository subject to the instruction of Parent in an account or accounts designated for this purpose). Neither Parent nor Holdings (including any successor or assign thereof) shall be liable to any former holder of Shares for any securities properly delivered or any amount properly paid by the Depository, the Exchange Agent or its nominee, as the case may be, to a public official pursuant to applicable abandoned property, escheat or similar Law.

          (h)   No dividends or other distributions with respect to Parent Depository Shares issuable pursuant to this Article II shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until those Certificates or Book-Entry Shares are surrendered as provided in this Article II. Upon surrender, there shall be issued or paid to the holder of whole Parent Depository Shares issued in exchange therefor, without interest, (i) at the time of surrender, the dividends or other distributions payable with respect to those whole Parent Depository Shares with a record date on or after the date of the Effective Time and a payment date on or prior to the date of this surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to those whole Parent Depository Shares with a record date on or after the date of the Effective Time but with a payment date subsequent to surrender.

          (i)    In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder's compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares formerly represented by the Certificate pursuant to this Article II.

          (j)    No fractional interests in Parent Depository Shares shall be issued pursuant to the Merger. Each holder, as of immediately prior to the Effective Time, of Shares otherwise entitled to receive a fractional interest in a Parent Depository Share pursuant to the terms of this Article II shall be entitled to receive, in accordance with the provisions of this Section 2.5(j), a cash payment (without interest) in lieu of that fractional interest in a Parent Depository Share determined by multiplying (i) the fractional interest to which such holder would otherwise be entitled by (ii) the closing price for a Parent Depository Share as reported on the NYSE on the first trading day following the date on which the Effective Time occurs. Any cash payment in lieu of a fractional interest shall be made in U.S. dollars.

          (k)   Notwithstanding anything in this Agreement to the contrary, Parent, Holdings (including any successor or assign thereof) and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares pursuant to this Agreement any amounts as may be required to be deducted and withheld with respect to the making of this payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing authority, Parent, Holdings (including any successor or assign thereof) or the Exchange Agent shall be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any former holder of Shares, sold this consideration for an amount of cash equal to the fair market value of the consideration at the time of the deemed sale and paid these cash proceeds to the appropriate Taxing authority.

          (l)    The Exchange Agent shall invest any cash deposited with the Exchange Agent by Parent or Holdings (or caused to be deposited by Parent or Holdings), as directed by Parent; provided that no such investment or losses thereon shall affect the Cash Consideration payable to holders of Shares entitled to receive such consideration or cash in lieu of fractional interests, as provided in Section 2.5(j), and Parent or Holdings shall promptly provide additional funds to the Exchange Agent for the benefit of holders, as of immediately prior to the Effective Time, of Shares entitled to receive such consideration in the amount of any such losses. Any interest or income produced by such investments shall be payable to the Surviving Corporation or Parent, as Parent directs.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth on the corresponding section of the Disclosure Schedule delivered by the Company to the Parent and Merger Sub concurrently with the execution of this Agreement (the "Company Disclosure Schedule") or, other than with respect to the representations and warranties set forth in Section 3.8(b), to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is readily apparent on the face thereof, as set forth in the Company SEC Reports filed on or after January 1, 2005 and prior to the date of this Agreement (but excluding the disclosures in the "Factors That May

Affect Future Results" and "Forward-Looking Statements" sections of any such Company SEC Reports):

        SECTION 3.1    Organization and Qualification; Subsidiaries.    The Company and each of its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any such failure to be in good standing or to have such power or authority, individually or in the aggregate, (x) has not had, and would not reasonably be expected to have, a Company Material Adverse Effect and (y) would not reasonably be expected to prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement. The Company and each of its subsidiaries is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of its properties owned, leased or operated by it or the conduct of its business or the nature of its activities makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing which, individually or in the aggregate, (x) has not had, and would not reasonably be expected to have, a Company Material Adverse Effect and (y) would not reasonably be expected to prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement. "Company Material Adverse Effect" means any change, event, circumstance or effect, taken as a whole, that has been or would be materially adverse to the business, assets, properties, liabilities, financial condition or results of operations of the Company and its subsidiaries taken as a whole, other than any change, event, circumstance or effect resulting from (i) changes after the date hereof in general economic conditions, (ii) changes after the date hereof in any Laws or applicable accounting regulations or principles, (iii) actions taken by the Company or its subsidiaries as required by the provisions of this Agreement or (iv) the announcement or pendency of this Agreement or any of the transactions contemplated hereby; provided that the exceptions set forth in clauses (iii) and (iv) shall not apply with respect to (x) the representations and warranties set forth in Sections 3.4, 3.5 and 3.17, the absence of conflict or similar representations set forth in Sections 3.10(f) or with respect to the effects of any breach of such representations and warranties or (y) Sections 6.8 or 7.1. Section 3.1 of the Company Disclosure Schedule sets forth a complete list of the material subsidiaries that are owned directly or indirectly by the Company. Other than as set forth in Section 3.1 of the Company Disclosure Schedule and other than subsidiaries of the Company, the Company does not own, directly or indirectly, any capital stock or other equity interests in any other person having a fair market value in excess of $10,000,000.

        SECTION 3.2    Certificate of Incorporation and By-laws.    The Company has heretofore furnished or otherwise made available to Parent a true, complete and correct copy of the restated certificate of incorporation (the "Certificate of Incorporation") and the by-laws (the "By-Laws") of the Company, in each case as currently in effect. The Certificate of Incorporation and By-Laws of the Company, as so made available, are in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation of any provisions of its Certificate of Incorporation or By-Laws in any material respect.

        SECTION 3.3    Capitalization.

          (a)   The authorized capital stock of the Company consists of (i) 800,000,000 shares of Common Stock, (ii) 10,000,000 shares of series common stock, par value $0.01 per share (the "Series Common Stock"), and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). As of the close of business on June 30, 2005, (i) 225,772,045 shares of Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive rights, (ii) no shares of Series Common Stock were outstanding or reserved for issuance, and (iii) no shares of Preferred Stock were outstanding, but of which 500,000 have been designated as "Series A Participating Preferred Stock" and reserved for issuance pursuant to the Rights Agreement, dated June 15, 1998, as amended, between the Company and First Chicago Trust Company of New York, as rights agent (the "Rights Agreement"). As of the close of business on June 30, 2005, (A) there are outstanding Company Stock Options to purchase 36,625,273 shares of Common Stock, and (B) each such Company Stock Option has the exercise price, is subject to the vesting schedule, has an exercise period, and is held by the holder set forth with respect thereto, as set forth in Section 3.3(a) of the Company Disclosure Schedule. As of the close of business on June 30, 2005, each Restricted Share and each RSU Award is subject to the vesting schedule and held by the holder set forth with respect thereto in Section 3.3(a) of the Company Disclosure Schedule. From the close of business on June 30, 2005, to the date of this Agreement: (x) no shares of Company Common Stock or Preferred Stock (except for shares of Common Stock issued pursuant to the exercise of Company Stock Options) have been issued, (y) no Company Stock Options, Restricted Shares or RSU Awards have been issued; and (z) no change has been made to the exercise prices, vesting schedules or exercise periods set forth in Section 3.3(a) of the Company Disclosure Schedule (except for any such changes in exercise price, vesting schedule or exercise period required by the terms of the Company Plans in effect as of the date hereof which result from the termination, resignation or retirement of a Company Employee). Except as set forth above, there are no outstanding options, warrants, convertible securities or other rights of any kind which obligate the Company or any of its subsidiaries to issue or deliver any shares of capital stock or voting securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for any shares of capital stock or voting securities of the Company.

          (b)   Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, there are no preemptive rights of any kind which obligate the Company or any of its subsidiaries to issue or deliver any shares of capital stock or voting securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire from the Company or its subsidiaries, any shares of capital stock or voting securities of the Company. None of the Company or any of its subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible, exchangeable or exercisable for or into securities having the right to vote) with the stockholders of the Company or any subsidiary on any matter.

          (c)   Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, each of the outstanding shares of capital stock, other ownership interests and other voting securities of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares, other ownership interests and voting securities are owned by the Company or another wholly-owned subsidiary of the Company, in each case, free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (each a "Lien"). Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, call, commitments or rights of any kind which obligate the Company or any of its subsidiaries to issue or deliver any shares of capital stock, other ownership interests or voting securities of any subsidiary of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire from the Company or any of its subsidiaries, any shares of capital stock, other ownership interests or voting securities in any subsidiary of the Company.

        SECTION 3.4    Authority.    The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the

Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings by or on the part of the Company are necessary to authorize this Agreement, to perform its obligations hereunder or to consummate the transactions contemplated hereby (other than (i) adoption of this Agreement by the vote of the holders of a majority of the outstanding shares of Common Stock (the "Company Requisite Vote"), and (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at Law). The Board of Directors of the Company has, by unanimous resolutions duly adopted at a meeting duly called and held, (A) approved this Agreement, and the other transactions contemplated hereby, (B) declared the advisability of this Agreement, and (C) recommended that the Company's stockholders vote in favor of the adoption of this Agreement at the Company Stockholders Meeting. A complete and correct copy of the resolutions referred to in the preceding sentence has been delivered to Parent on or prior to the date hereof. The only vote of the stockholders of the Company required to adopt this Agreement and approve the transactions contemplated hereby is the Company Requisite Vote.

        SECTION 3.5    No Conflict; Required Filings and Consents.

          (a)   The execution, delivery and performance of this Agreement by the Company does not and will not: (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company; (ii) conflict with or violate the certificate of incorporation, by-laws or comparable constituent documents of any of the subsidiaries of the Company; (iii) assuming that all consents, approvals, authorizations, declarations and permits contemplated by clauses (i) through (ix) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, statute, rule, regulation (each a "Law") or Order applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound; or (iv) other than as set forth in Section 3.5(a) of the Company Disclosure Schedule, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, require any consent or approval under, or give rise to any right of termination, cancellation, amendment, acceleration or other alteration in the rights under, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation (each a "Contract") to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound, except, in the case of clauses (iii) and (iv) above, for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence that, individually or in the aggregate, would not, and would not reasonably be expected to, (x) have a Company Material Adverse Effect or (y) prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement.

          (b)   The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company, do not and will not require any consent, approval, authorization, declaration or permit of, action by, filing with or notification to, any governmental or regulatory authority (including stock exchange), agency, court, commission, or other governmental body (each, a "Governmental Entity"), except for: (i) the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder; (ii) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder; (iii) the applicable requirements of state securities and "blue sky" Laws; (iv) the applicable requirements of the New York Stock Exchange, Inc. (the "NYSE"); (v) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL; (vi) the filing with the European Commission of a merger notification in accordance with Council Regulation (EC) 139/2004, the E.C. Merger Regulation (the "ECMR"); (vii) the applicable requirements of the competent authority of any member state of the European Union to which any of the transactions contemplated by this Agreement is referred pursuant to Article 9 of the ECMR; (viii) the applicable requirements of antitrust, competition or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States and the European Union or its member states or of investment Laws relating to foreign ownership (collectively, "Foreign Antitrust Laws"); and (ix) any such consent, approval, authorization, declaration, permit, action, filing or notification the failure of which to make or obtain, individually or in the aggregate, would not, and would not reasonably be expected to, (x) have a Company Material Adverse Effect or (y) prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement.

        SECTION 3.6    Compliance.

          (a)   Neither the Company nor any of its subsidiaries is in violation of, or has violated, any Law or Order to which it is subject or by which its or any of their respective properties are bound, except for any such violation which, individually or in the aggregate, (x) would not, and would not reasonably be expected to, have a Company Material Adverse Effect and (y) would not reasonably be expected to prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement. The Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises ("Licenses") from Governmental Entities required to conduct their respective businesses as now being conducted and all such Licenses are valid and in full force and effect, except for any such Licenses the failure of which to have or to be in full force and effect, individually or in the aggregate, (x) has not had, and would not reasonably be expected to have, a Company Material Adverse Effect and (y) would not reasonably be expected to prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the NYSE.

          (b)   Without limiting the generality of the foregoing, except as disclosed on Section 3.6(b) of the Company Disclosure Schedule or as would not, and would not reasonably be expected to, have a Company Material Adverse Effect, the Company: (i) does not itself and does not permit or assist any third party to violate the rights of any person or entity with respect to confidential, personally identifiable or personal health information, including all rights (x) provided under applicable U.S., state and foreign Laws (including the Health Insurance Portability and Accountability Act of 1996, as amended), and (y) relating to the obtaining, storing, using or transmitting of confidential, personally identifiable or personal health information of any type (collectively, (x) and (y), "Privacy Rights"); (ii) complies with all governing industry standards and company policies respecting Privacy Rights; and (iii) takes all necessary and reasonable actions to protect the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from unauthorized or improper use.

          (c)   Except as set forth in Section 3.6(c) of the Company Disclosure Schedule, none of the Company, any of its subsidiaries or any of their respective officers, directors or employees have performed (and none of them has any responsibility or material liability, directly or indirectly, by aiding and abetting or otherwise, for) any reporting of prices or transactions or processing of claims or reimbursements in connection with any federal, state or foreign governmental healthcare program (including Medicaid and Medicare).

        SECTION 3.7    SEC Filings; Financial Statements.

          (a)   The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2002 (all forms, reports, statements, certificates and other documents filed by the Company with the SEC since January 1, 2002, whether or not required to be filed, collectively, the "Company SEC Reports"). Each of the Company SEC Reports complied with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder on the date it was filed and, if applicable, on the date it was declared effective or mailed to stockholders. None of the Company SEC Reports, when filed or, if applicable, when declared effective or when mailed to stockholders, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments from the SEC with respect to any of the Company SEC Reports. The Company has provided to Parent prior to the date hereof complete and correct copies of all correspondence between the Company or any person acting on behalf of the Company and the SEC since January 1, 2002.

          (b)   Each of the consolidated financial statements of the Company and its subsidiaries (including the related notes and schedules) included in the Company SEC Reports have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto). Each of the condensed consolidated statements of financial condition of the Company and its subsidiaries included in the Company SEC Reports (including the related notes and schedules) fairly presents, in all material respects, the condensed consolidated financial position of the Company and its subsidiaries at the respective dates thereof and each of the related condensed consolidated statements of income and cash flows included in the Company SEC Reports (including any related notes and schedules) fairly presents, in all material respects, the net income and cash flows of the Company and its subsidiaries for the periods indicated (subject, in the case of unaudited statements, to normal period-end adjustments that will not be material in amount or effect) in each case in conformity with U.S. generally accepted accounting principles consistently applied during the periods involved except as may be noted therein.

          (c)   The management of the Company has (i) designed and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known on a timely basis to the management of the Company (including those members of management who are responsible for the preparation of the Company's filings with the SEC and other public disclosure documents) by others within those entities, and (ii) disclosed, based on its most recent evaluation, to the Company's outside auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. Copies of all reports to the Audit Committee of the Board of Directors of the Company, which contain all such disclosures made by management to the Company's auditors and the Audit Committee during 2002, 2003, 2004 and 2005 (through the date hereof), have been continuously in the data room the Company has made available to Parent from no later than June 15, 2005 until the date hereof.

          (d)   Since December 31, 2003 (or such later date, if the Company only became subject to the applicable provisions, rules and regulations subsequent to December 31, 2003), the principal executive officer and the principal financial officer of the Company have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the "Sarbanes-Oxley Act") and under the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Without limiting the generality of the foregoing, the principal executive officer and the principal financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to each Company SEC Report filed by the Company. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its affiliates has directly or indirectly extended or maintained credit, arranged for the extension of credit, renewed an extension of credit or materially modified an extension of credit in the form of personal loans to any executive officer or director (or equivalent thereof) of the Company or any of its subsidiaries.

        SECTION 3.8    Absence of Certain Changes or Events.

          (a)   From December 31, 2004, the Company and its subsidiaries have conducted their businesses, in all material respects, only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of these businesses consistent with past practice. Except as set forth on Section 3.8(a) of the Company Disclosure Schedule, from December 31, 2004, there has not occurred any action which, if it had been taken after the date hereof, would have required the consent of Parent under Section 5.1 hereof.

          (b)   From December 31, 2004, there has not been any Company Material Adverse Effect or any change, event, circumstance or effect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        SECTION 3.9    Absence of Litigation.    There are no actions, suits, claims, hearings, proceedings, arbitrations, mediations, inquiries or investigations (whether civil, criminal, administrative or otherwise) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of the executive officers of the Company, except, in each case, for those that, individually or in the aggregate, (x) have not had, and would not reasonably be expected to have, a Company Material Adverse Effect and (y) would not reasonably be expected to prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement. Neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, settlement, decree or award, except for those that, individually or in the aggregate, (x) have not had, and would not reasonably be expected to have, a Company Material Adverse Effect and (y) would not reasonably be expected to prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement. To the knowledge of the Company (including for this purpose the members of the Audit Committee of the Board of Directors of the Company), there are no formal or informal governmental inquiries or investigations or internal investigations or material whistle-blower complaints pending or threatened, in each case regarding any accounting or disclosure practices of the Company or any of its subsidiaries, compliance by the Company or any of its subsidiaries with any Law or any malfeasance by any officer of the Company.

        SECTION 3.10    Employee Benefit Plans.

          (a)   Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list of each material Company Plan. "Company Plan" means each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all written and material unwritten stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements (except for employment Contracts covering individuals whose annual salary rate does not or did not exceed $200,000), whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which (i) any current or former employee, director or consultant of the Company or its subsidiaries (the "Company Employees") has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its subsidiaries or (ii) the Company or any of its subsidiaries has any present or future liability. Notwithstanding the foregoing, solely for purposes of Sections 3.10(a) and (b), "Company Plans" (x) does not include any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee, or any employee benefit program that is mandatory under applicable Law, and (y) only includes the Foreign Benefit Plans (as defined in Section 3.10(g)) that are pension defined benefit plans and that cover employees in Australia, Germany, the Netherlands, the United Kingdom and Japan.

          (b)   With respect to each material Company Plan, the Company has provided, or made available, to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other material written communications (or a description of any material oral communications) by the Company or its subsidiaries to the Company Employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the most recent year available (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

          (c)   Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (i) each Company Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) with respect to a Company Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA, no event has occurred and no condition exists that would subject the Company or its subsidiaries, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code) to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; (iv) no "reportable event" (as such term is defined in Section 4043 of the Code) that could reasonably be expected to result in liability to the Company or its subsidiaries, and no nonexempt "prohibited transaction" (as such term is defined in Section 4975 of the Code) that could reasonably be expected to result in liability to the Company or its subsidiaries or "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Plan;

  (v) except to the extent required by applicable Law or by this Agreement, there is no present intention that any Company Plan be amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) under any Company Plan at any time within the 12 months immediately following the date hereof; and (vi) neither the Company nor any of its subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of the Company or any of its subsidiaries, except as required to avoid an excise Tax under Section 4980B of the Code or as otherwise required by any other applicable Law.

          (d)   No Company Plan is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) and neither the Company, any of its subsidiaries nor any member of their Controlled Group has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan that would reasonably be expected to have a Company Material Adverse Effect.

          (e)   Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, with respect to any Company Plan: (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened; (ii) the Company has no knowledge of the existence of any facts or circumstances that could give rise to any such actions, suits or claims; (iii) since January 1, 2003, no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the "PBGC") in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein; and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other Governmental Entity is pending, in progress or, to the knowledge of the Company, threatened (including any routine requests for information from the PBGC).

          (f)    No Company Plan exists that, as a result of the execution of this Agreement, stockholder approval of this Agreement, or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)): (i) could result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement; (ii) could accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans; (iii) could limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans; (iv) could cause the Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award; or (v) could result in payments under any of the Company Plans which would not be deductible under Section 280G of the Code.

          (g)   Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, with respect to any Company Plan maintained outside the jurisdiction of the United States or covering any Company Employees residing or working outside of the United States (each, a "Foreign Benefit Plan"), (i) all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable Laws and Orders of any controlling Governmental Entity or instrumentality; (ii) all Foreign Benefit Plans that are required to be funded are fully funded in accordance with applicable Law, past practice and generally accepted accounting principles in the local jurisdiction and, with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the accounting statements of the applicable Company or its applicable subsidiary to the extent so required; and (iii) no liability or obligation of the Company or its subsidiaries exists with respect to such Foreign Benefit Plans that has not been accrued in the consolidated financial statements of the Company included in the Company SEC Reports.

          (h)   Section 3.10(h) of the Company Disclosure Schedule sets forth a complete list of the rabbi trust funding obligations (the "Rabbi Trusts") that will be incurred by the Company in connection with the transactions contemplated hereby, including (i) the Company Plan under which the rabbi trust funding obligation arises, (ii) the name of the individual on whose behalf the Rabbi Trust must be funded and (iii) the aggregate amount of the payment being placed into a Rabbi Trust with respect to each such individual within 15 days after the date hereof. True and complete copies of all Company Plans and other documents relating to any Rabbi Trust (including, for the avoidance of doubt, the trust documents themselves) in existence on the date hereof have been provided to Parent prior to the date hereof.

        SECTION 3.11    Labor and Employment Matters.

          (a)   Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and each of its subsidiaries (i) is in compliance with all applicable Laws respecting employment, employment practices, labor, terms and conditions of employment and wages and hours (in each case, "Labor Laws") with respect to Company Employees, and (ii) is not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits for Company Employees that has not been accrued in the consolidated financial statements of the Company included in the Company SEC Reports.

          (b)   No labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification to the Company or any of its subsidiaries and, to the knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened in writing against or involving the Company or any of its subsidiaries. Section 3.11(b) of the Company Disclosure Schedule lists each collective bargaining agreement or similar agreement between the Company or any of its subsidiaries and any labor union or labor organization (including any works council). True and complete copies of all such collective bargaining agreements or similar agreements have been made available to Parent prior to the date hereof. With respect to the transactions contemplated by this Agreement, any notice required under any applicable Labor Law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Effective Time will be, satisfied.

        SECTION 3.12    Insurance.    All material insurance policies of the Company and its subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by Law. Neither the Company nor any of its subsidiaries is in material breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of any of the material insurance policies of the Company and its subsidiaries. True and complete copies of all such insurance policies have been made available to Parent prior to the date hereof.

        SECTION 3.13    Properties.

          (a)   The Company or its applicable subsidiary has good, valid and marketable title to each parcel of real property owned by the Company or any of its subsidiaries, free and clear of all

  Liens, other than Permitted Liens, to the extent necessary for the conduct of its business as currently conducted in all material respects.

          (b)   The Company or its applicable subsidiary holds good and valid leasehold interests in the real property which is leased or subleased by the Company or any of its subsidiaries, free and clear of all Liens, other than Permitted Liens, to the extent necessary for the conduct of its business as currently conducted in all material respects.

        SECTION 3.14    Tax Matters.    Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

          (a)   The Company and each of its subsidiaries has timely filed, or will timely file, with the appropriate taxing authorities all Tax Returns required to be filed by, or with respect to, it on or prior to the Closing Date in the manner provided by Law. Such Tax Returns were, and, in the case of Tax Returns to be filed, will be, complete and accurate in all material respects.

          (b)   Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, all Taxes due and payable (without regard to whether those Taxes have been assessed) by the Company or any of its subsidiaries have been paid or adequate reserves have been established for the satisfaction of those Taxes.

          (c)   Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any material federal, state, local or foreign income or other Tax Returns required to be filed by or with respect to the Company or any of its subsidiaries.

          (d)   Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries (i) is a party to any Tax sharing or similar agreement or any arrangement pursuant to which it or any of its subsidiaries has an obligation to indemnify any party (other than the Company or one of its subsidiaries) with respect to Taxes or (ii) is or has ever been a member of an affiliated group filing a consolidated return (other than a group the common parent of which is the Company) or is liable for Taxes of any Person as a transferee or successor, by Contract or otherwise.

          (e)   Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, no unresolved deficiency with respect to Taxes has been proposed or threatened in writing, asserted or assessed against the Company or any of its subsidiaries.

          (f)    Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, no material audit or examination or refund litigation with respect to any Tax Return is pending or threatened in writing as of the date of this Agreement.

          (g)   Except as set forth in Section 3.14(g) of the Company Disclosure Schedule, neither the Company nor any subsidiary of the Company has constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code. Neither the Company nor any subsidiary of the Company has been a party to any transaction that could give rise to a Tax liability pursuant to Section 355(e) of the Code. The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and Parent is not required to withhold tax on the purchase of the Company by reason of Section 1445 of the Code.

          (h)   Neither the Company nor any subsidiary of the Company is required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date (a "Post-Closing Tax Period") as a result of a change in method of accounting.

          (i)    Neither the Company nor any subsidiary of the Company has engaged in any "reportable transactions" within the meaning of Treasury Regulation § 1.6011-4(b).

          (j)    Except as set forth in Section 3.14(j) of the Company Disclosure Schedule, there are no material Liens for Taxes upon the assets of the Company or any of its subsidiaries, except for Liens for Taxes not yet due and payable or Liens for Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been maintained in accordance with U.S. generally accepted accounting principles.

        For purposes of this Agreement, "Taxes" shall mean any taxes of any kind, including those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity. For purposes of this Agreement, "Tax Return" means any return, report or statement required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

        SECTION 3.15    Opinion of Financial Advisors.    Each of UBS Investment Bank LLC and Gleacher Partners LLC (the "Company's Financial Advisors") has delivered to the Board of Directors of the Company its oral opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Shares.

        SECTION 3.16    Brokers.    No broker, finder or investment banker (other than the Company's Financial Advisors) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries. The Company has provided to Parent a complete and correct copy of all Contracts relating to the engagement with each of the Company's Financial Advisors.

        SECTION 3.17    Takeover Statutes; Rights Agreement.

          (a)   No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) ("Takeover Statutes") applicable to the Company is applicable to the Merger or the other transactions contemplated hereby. The action of the Board of Directors of the Company in approving this Agreement (and the transactions provided for herein) is sufficient to render inapplicable to this Agreement (and the transactions provided for herein) the restrictions on "business combinations" (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. Complete and correct copies of the resolutions referred to above have been delivered to Parent on or prior to the date hereof.

          (b)   The Company has amended the Rights Agreement to ensure that (i) neither a "Distribution Date" nor a "Stock Acquisition Date" (in each case as defined in the Rights Agreement) will occur, and none of Parent, Merger Sub or any of their "Affiliates" or "Associates" will be deemed to be an "Acquiring Person" (in each case as defined in the Rights Agreement), by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; and (ii) the Rights will expire immediately prior to the Effective Time(c) . Neither a "Distribution Date" nor a "Stock Acquisition Date" (in each case as defined in the Rights Agreement) has occurred under the Rights Agreement.

        SECTION 3.18    Intellectual Property.

          (a)   The Company and its subsidiaries own or have a valid right to use all material patents, inventions, copyrights, copyrightable works, software, source code and related documentation, trademarks, service marks, domain names, trade dress and other source indicators, trade secrets, confidential information, databases, tools, methodologies, lists (including customer lists) and all other intellectual property rights of any kind or nature, including all registrations or applications for registration thereto (collectively, "Intellectual Property"), as are necessary for the conduct of their businesses as currently conducted in all material respects, free of all Liens (except Permitted Liens).

          (b)   Except as listed on Section 3.18(b) of the Company Disclosure Schedule or as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (i) to the knowledge of the Company, the Company's and its subsidiaries' Intellectual Property does not infringe or otherwise violate the intellectual property rights of any third party and is not being infringed or violated by any third party; (ii) the Company and each of its subsidiaries make reasonable efforts to protect and maintain their Intellectual Property, and secure confidentiality and invention assignment agreements with all applicable current and former employees and contractors; and (iii) the Company is not a party to any actions, suits, claims, hearings, proceedings, arbitrations, mediations or investigations or any order, writ, judgment, injunction, settlement, decree or award, and, to the knowledge of the Company, none is threatened or imminent, that challenges or impairs the validity, enforceability, ownership, or right to use, sell or license their Intellectual Property.

        SECTION 3.19    Environmental Matters.

          (a)   Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (i) the Company and each of its subsidiaries comply, and at all prior times complied, with all applicable Environmental Laws, and possess and comply, and at all prior times possessed and complied, with all applicable Environmental Permits required under such Laws; (ii) there are no Materials of Environmental Concern at any property or facility currently or formerly owned, leased or operated by the Company or any of its subsidiaries, in a condition or under circumstances that would reasonably be expected to require notification, investigation or cleanup or to result in liability of the Company or any of its subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its subsidiaries has received any written notification alleging that it is liable for, or any request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act, or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location; (iv) neither the Company nor any of its subsidiaries has received any written claim, notice or complaint, or is or has been subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities or obligations arising from Materials of Environmental Concern or pursuant to Environmental Laws, and no such matter has been threatened to the knowledge of the Company; (v) neither the Company nor any of its subsidiaries has released, disposed of, or arranged for the disposal of any Materials of Environmental Concern in a manner or to a location that would reasonably be expected to give rise to liability of the Company or any of its subsidiaries under any Environmental Law; and (vi) none of the execution of, or the consummation of the transactions contemplated by, this Agreement require any consent of, or notice to, any third party other than any Governmental Entity pursuant to any Environmental Law.

          (b)   Except as, individually or in the aggregate, would not have, or would not reasonably be expected to have, a Company Material Adverse Effect, there is no material written report of any environmental, health or safety investigation, study, audit, test, review of other analysis conducted in relation to any operations or properties of the Company or any of its subsidiaries or any other operations or properties or facilities now or previously owned, leased or operated by the Company or its subsidiaries, in the possession of or under the control of the Company, which has not been made available to Parent.

          (c)   For purposes of this Agreement, the following terms shall have the meanings assigned below:

            (i)    "Environmental Laws" shall mean all foreign, Federal, state, or local statutes, regulations, ordinances, codes, decrees, orders, judgments or requirements, including common law, relating to (A) protection, preservation or cleanup of the environment or natural resources, (B) Materials of Environmental Concern or (C) health or safety matters as they relate to any Materials of Environmental Concern.

            (ii)   "Environmental Permits" shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

            (iii)  "Materials of Environmental Concern" shall mean any waste, pollutant, hazardous, acutely hazardous, toxic or deleterious substance, agent or material, including petroleum or any fraction thereof, petroleum products, urea-formaldehyde, radon, toxic mold, asbestos-containing materials and polychlorinated biphenyls or any substance identified as hazardous by or subject to regulation or liability under the federal Comprehensive Environmental Response, Compensation and Liability Act, the federal Resource Conservation and Recovery Act, the Federal Clean Water Act or any other similar or analogous Law or other provision having the force of Law.

        SECTION 3.20    No Undisclosed Liabilities.    Neither the Company nor any of its subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that is required by U.S. generally accepted accounting principles to be recorded as a liability on a balance sheet of the Company or disclosed in the footnotes thereto, except: (i) as and to the extent set forth on the unaudited combined balance sheet of the Company and its subsidiaries as of March 31, 2005 contained in its quarterly report filed with the SEC on Form 10-Q for the quarter then ended; (ii) as incurred pursuant to the transactions contemplated by this Agreement; or (iii) as incurred after March 31, 2005 in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not have, or would not reasonably be expected to have, a Company Material Adverse Effect.

        SECTION 3.21    Contracts.

          (a)   Except as set forth in Section 3.21(a) of the Company Disclosure Schedule, as of the date of this Agreement, none of the Company or any of its subsidiaries is a party to or bound by any: (i) Contract required to be filed by the Company with the SEC pursuant to Item 601(b)(1), (2), (4) or (10) of Regulation S-K under the Securities Act or Item 1.01 of Form 8-K under the Exchange Act; (ii) Contract with respect to material partnerships, joint ventures, acquisitions or dispositions; (iii) Contract containing covenants of the Company or any of its subsidiaries purporting to limit in any material respect any material line of business, industry or geographical area in which the Company or its subsidiaries may operate or granting material exclusive rights to the counterparty thereto; (iv) Contract that, individually or in the aggregate with other Contracts, would or would reasonably be expected to prevent, materially delay or materially impede the Company's ability to timely consummate the Merger or the other transactions contemplated by this Agreement; (v) collective bargaining agreement or similar agreement (including agreements with Works Councils); (vi) Contract pursuant to which the Company or any of its subsidiaries has any Indebtedness in an amount in excess of $10,000,000 outstanding (other than intercompany Indebtedness between the Company and/or any of its wholly-owned subsidiaries); (vii) Contract that would be required to be disclosed under Item 404 of Regulation S-K of the SEC; or (viii) Contract specifically concerning Intellectual Property (except for (x) non-exclusive, commercially available, off-the-shelf software programs for which the Company pays an annual fee of less than $5,000,000, (y) Contracts with customers pursuant to which the customer and its subsidiaries pay less than $5,000,000 annually and (z) Contracts with data suppliers pursuant to which the Company and its subsidiaries pay fees of less than $2,000,000 annually) that is material to the business of the Company and its subsidiaries, taken as a whole. Each such Contract described in clauses (i)-(viii) is referred to herein as a "Material Contract". "Indebtedness" means: (A) indebtedness for borrowed money or for the deferred purchase price of property or services (but excluding trade payables and receivables in the ordinary course of business consistent with past practice), including indebtedness evidenced by a note, bond, debenture or similar instrument and any guarantees or keep-well obligations or other contingent obligations in respect thereof; (B) obligations to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under, with respect to the Company and its subsidiaries, U.S. generally accepted accounting principles and, with respect to Parent and its subsidiaries, Dutch generally accepted accounting principles; (C) obligations in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such person; and (D) liabilities under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements.

          (b)   Section 3.21(b) of the Company Disclosure Schedule sets forth a schedule, as of the date of this Agreement, of all Contracts with respect to partnerships, joint ventures, acquisitions or dispositions or any similar arrangement pursuant to which payments are required (contingently or otherwise) to be made by the Company or any of its subsidiaries from and after the date hereof pursuant to obligations under such Contracts to complete earn-out, deferred purchase price, purchase price adjustment or similar arrangements, together with any existing good faith estimates by the Company of the dollar value of any such obligations.

          (c)   Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. There is no default under any Material Contract either by the Company or any of its subsidiaries party thereto or, to the knowledge of the Company, by any other party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by the Company or any of its subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, in each case except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Complete and correct copies of each Material Contract (including any exhibits, annexes, attachments, supplements, amendments or modifications thereto, whether or not such exhibits, annexes, attachments, supplements, amendments or modifications have been filed with the SEC) have been delivered or made available to Parent prior to the date hereof.

        SECTION 3.22    Continuity of Business.    Section 3.22 of the Company Disclosure Schedule sets forth (i) the 20 largest clients (measured by revenue generated) of the Company and its subsidiaries, taken as a whole, for the fiscal year ended December 31, 2004, and (ii) the 20 largest clients (measured by revenue generated) of the Company and its subsidiaries, taken as a whole, for the three months ended March 31, 2005. No client of the Company or any of its subsidiaries identified pursuant to the preceding sentence has advised the Company or any subsidiary orally (to the knowledge of the Company) or in writing that it (x) is terminating or considering terminating substantially all its business handled by the Company and its subsidiaries or (y) is planning to materially reduce its aggregate future spending with the Company and its subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

        Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth on the corresponding section of the Disclosure Schedule delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement (the "Parent Disclosure Schedule") or, other than with respect to the representations and warranties set forth in Section 4.8(b), to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is readily apparent on the face thereof, as set forth in the English language version of Parent's 2004 Annual Report (the "Annual Report") (but excluding the disclosures in the "Risk Factors" section of the Annual Report):

        SECTION 4.1    Organization and Qualification; Subsidiaries.    Parent and each of its subsidiaries, including Merger Sub, is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any such failure to be in good standing or to have such power or authority, individually or in the aggregate, (x) has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect and (y) would not reasonably be expected to prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement. Parent and each of its subsidiaries is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of its properties owned, leased or operated by it or the conduct of its business or the nature or its activities makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing which, individually or in the aggregate, (x) has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect and (y) would not reasonably be expected to prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement. "Parent Material Adverse Effect" means any change, event, circumstance or effect, taken as a whole, that has been or would be materially adverse to the business, assets, properties, liabilities, financial condition or results of operations of Parent and its subsidiaries taken as a whole, other than any change, event, circumstance or effect resulting from (i) changes after the date hereof in general economic conditions, (ii) changes after the date hereof in any Laws or applicable accounting regulations or principles, (iii) actions taken by Parent or its subsidiaries as required by the provisions of this Agreement or (iv) the announcement or pendency of this Agreement or any of the transactions contemplated hereby; provided that the exceptions set forth in clauses (iii) and (iv) shall not apply with respect to (x) the representations and warranties set forth in Sections 4.4, 4.5 and 4.17, the absence of conflict or similar representations set forth in Sections 4.10(f) or with respect to the effects of any breach of such representations and warranties or (y) Sections 6.8 or 7.1. Section 4.1 of the Parent Disclosure Schedule sets forth a complete list of the material subsidiaries that are owned directly or indirectly by Parent. Other than as set forth in Section 4.1 of the Parent Disclosure Schedule and other than subsidiaries of Parent, Parent does not own, directly or indirectly, any capital stock or other equity interests in any other person having a fair market value in excess of $10,000,000.

        SECTION 4.2    Articles of Association; Other Constituent Documents.    Parent has heretofore furnished or otherwise made available to the Company a true, complete and correct copy of its articles of association (the "Articles of Association"), the charters of the Supervisory and Executive Boards of Parent and any committees thereof, the certificate of incorporation and by-laws of Holdings and Merger Sub and the articles of association of the Priority Foundation, in each case as currently in effect. The Articles of Association, the charters of the Supervisory and Executive Boards of Parent and

any committees thereof, the certificate of incorporation and by-laws of Holdings and Merger Sub and the articles of association of the Priority Foundation, as so made available, are in full force and effect and no other organizational documents are applicable to or binding upon Parent, Holdings, Merger Sub or the Priority Foundation. Parent is not in violation of any provisions of its Articles of Association in any material respect. Neither Holdings nor Merger Sub is in violation of any provisions of its certificate of incorporation or by-laws in any material respect. The Priority Foundation is not in violation of any provisions of its articles of association in any material respect.

        SECTION 4.3    Capitalization.

          (a)   The authorized capital stock of Parent consists of (i) 500 priority shares, par value €8 per share (the "Priority Shares"), (ii) 550,000,000 Parent Common Shares; (iii) 150,000 7% preference shares, par value €8 per share (the "Parent 7% Preferred Stock"), (iv) 8,900,500 preferred A-shares, par value €8 per share (the "Parent Series A Stock") and (v) 25,000,000 preference B-shares, par value €0.20 per share, such preference B-shares being subdivided into 10 series of 2,500,000 preference B-shares, designated series A up to and including J (the "Parent Series B Stock"). As of the close of business on May 3, 2005, 2005, (A) 500 Priority Shares were issued and outstanding, (B) 256,846,187 Parent Common Shares were issued and outstanding, (C) 150,000 shares of Parent 7% Preferred Stock were issued and outstanding, (D) no shares of Parent Series A Stock were issued and outstanding and (E) 7,200,000 shares of Parent Series B Stock were issued and outstanding, all of which were duly authorized, validly issued and fully paid up. As of the close of business on May 3, 2005, there were outstanding options to purchase 17,252,113 Parent Common Shares. From the close of business on May 3, 2005 to the date of this Agreement, no Parent Common Shares and no options to purchase Parent Common Shares have been issued (except for Parent Common Shares issued pursuant to the exercise of outstanding options). All of the outstanding Priority Shares, Parent Common Shares and shares of Parent 7% Preferred Stock and Parent Series B Stock are, and all of the Parent Common Shares and Parent Depository Shares to be issued pursuant to the Merger will be, when issued, duly authorized and validly issued and fully paid up and the Parent Common Shares and Parent Depository Shares to be issued pursuant to the Merger (or under Company Stock Options outstanding at the Effective Time that become exercisable for Parent Depository Shares in accordance with Section 2.3(a)) will be issued free from all Liens (other than any restrictions imposed by applicable securities Law). Except as set forth above, there are no outstanding options, warrants, convertible securities or other rights of any kind which obligate Parent or any of its subsidiaries to issue or deliver any shares of capital stock or voting securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for any shares of capital stock or voting securities of Parent.

          (b)   Except as set forth in Section 4.3(b) of the Parent Disclosure Schedule or as attributed by the Articles of Association to the existing holders of Priority Shares, Parent Common Shares and shares of Parent 7% Preferred Stock, Parent Series A Stock and Parent Series B Stock, there are no preemptive rights of any kind which obligate Parent or any of its subsidiaries to issue or deliver any shares of capital stock or voting securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire from Parent or its subsidiaries, any shares of capital stock or voting securities of Parent. None of Parent or any of its subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible, exchangeable or exercisable for or into securities having the right to vote) with the stockholders of Parent or any subsidiary on any matter.

          (c)   Each of the outstanding shares of capital stock, other ownership interests and other voting securities of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares, other ownership interests and voting securities are owned by Parent or another wholly-owned subsidiary of Parent, in each case, free and clear of all Liens.

  There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, call, commitments or rights of any kind which obligate Parent or any of its subsidiaries to issue or deliver any shares of capital stock, other ownership interests or voting securities of any subsidiary of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire from Parent or any of its subsidiaries, any shares of capital stock, other ownership interests or voting securities in any subsidiary of Parent.

        SECTION 4.4    Authority.    Each of Parent, Holdings, Merger Sub and the Priority Foundation has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent, Holdings, Merger Sub and the Priority Foundation and the consummation by each of Parent, Holdings, Merger Sub and the Priority Foundation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary action by each of the Supervisory and Executive Boards of Parent, the Priority Foundation and the Board of Directors of each of Holdings and Merger Sub, and no other corporate proceedings by or on the part of Parent, Holdings, Merger Sub or the Priority Foundation are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than (i) adoption by Parent's stockholders of a valid resolution or resolutions in relation to the transactions contemplated by this Agreement, including valid adoption or approval, as the case may be, of the decisions to (A) enter into this Agreement pursuant to Section 2:107a Dutch Civil Code, (B) delegate the authority to issue Parent Common Shares to the Executive Board of Parent up to a maximum sufficient to effect the Merger and any related matters pursuant to this Agreement, (C) if the Priority Foundation is liquidated or dissolved in accordance with Section 6.16(a), amend the Articles of Association as referred to in Section 6.16(a) of this Agreement, (D) amend Parent's remuneration policy pursuant to Section 2:135 paragraph 1 Dutch Civil Code and approve the amendment of Parent's option and share plans pursuant to Section 2:135 paragraph 4 Dutch Civil Code in order to give effect to the transactions contemplated by this Agreement and (E) appoint members of the Executive and Supervisory Boards as contemplated by Section 6.16(a) of this Agreement, with each of the decisions under clauses (A) through (E) being conditional upon the valid adoption of the other decisions set out therein, by the vote of a majority in voting power present in person or by proxy at the Parent Stockholders Meeting and entitled to vote on the matter (such vote, the "Parent Requisite Vote"), (ii) the adoption of this Agreement by Holdings as the sole stockholder of Merger Sub (which adoption shall occur immediately after the execution and delivery of this Agreement) and (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent, Merger Sub and the Priority Foundation and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent, Holdings, Merger Sub and the Priority Foundation enforceable against each of Parent, Holdings, Merger Sub and the Priority Foundation in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at Law). The only vote of the stockholders of Parent required to approve the transactions contemplated by this Agreement is the Parent Requisite Vote.

        SECTION 4.5    No Conflict; Required Filings and Consents.

          (a)   The execution, delivery and performance of this Agreement by Parent and Merger Sub, do not and will not: (i) conflict with or violate the Articles of Association or the certificate of incorporation or by-laws of Merger Sub; (ii) conflict with or violate the memorandum or articles of association, certificate of incorporation, by-laws or comparable constituent documents of any of the subsidiaries of Parent; (iii) assuming that all consents, approvals, authorizations, declarations and permits contemplated by clauses (i) through (x) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law or Order applicable to Parent or any of its subsidiaries or by which its or any of their respective properties are bound; or (iv) other than as set forth in Section 4.5 of the Parent Disclosure Schedule, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, require any consent or approval under, or give rise to any right of termination, cancellation, amendment, acceleration or other alteration in the rights under, any Contracts to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound, except, in the case of clauses (iii) and (iv) above, for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence that, individually or in the aggregate, would not, and would not reasonably be expected to, (x) have a Parent Material Adverse Effect or (y) prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

          (b)   The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization, declaration or permit of, action by, filing with or notification to, any Governmental Entity, except for: (i) the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder; (ii) the applicable requirements of the Securities Transactions (Supervision) Act 1995 (Wet toezicht effectenverkeer 1995), the Listing and Issuing Rules (Fondsenreglement) (and any successor regulation thereof), the Works Council Act (Wet op de ondernemingsraden), the Trade Register Act (Handelsregisterwet 1996), the Decree on Rules relating to Mergers of the Social and Economic Council (SER-besluit Fusiegedragsregels 2000)and the rules and regulations promulgated thereunder; (iii) the applicable requirements of the HSR Act and the rules and regulations promulgated thereunder; (iv) the applicable requirements of state securities and "blue sky" Laws; (v) the applicable requirements of Euronext Amsterdam N.V. ("Euronext Amsterdam"), the Authority for the Financial Market (Autoriteit Financiële Markten) (the "AFM") and the NYSE; (vi) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL; (vii) the filing with the European Commission of a merger notification in accordance with the ECMR; (viii) the applicable requirements of the competent authority of any member state of the European Union to which any of the transactions contemplated by this Agreement is referred pursuant to Article 9 of the ECMR, (ix) the applicable requirements of Foreign Antitrust Laws; and (x) any such consent, approval, authorization, declaration, permit action, filing or notification the failure of which to make or obtain, individually or in the aggregate, would not, and would not reasonably be expected to, (x) have a Parent Material Adverse Effect or (y) prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

        SECTION 4.6    Compliance.

          (a)   Neither Parent nor any of its subsidiaries is in violation of, or has violated, any Law or Order to which it is subject or by which its or any of their respective properties are bound, except for any such violation which, individually or in the aggregate, (x) would not, and would not reasonably be expected to, have a Parent Material Adverse Effect and (y) would not reasonably be expected to prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement. Parent and its subsidiaries have all Licenses from Governmental Entities required to conduct their respective businesses as now being conducted and all such Licenses are valid and in full force and effect, except for any such Licenses the failure of which to have or to be in full force and effect, individually or in the aggregate, (x) has not had, and would not reasonably be expected to have, a

  Parent Material Adverse Effect and (y) would not reasonably be expected to prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement. Parent is in compliance in all material respects with the applicable listing and other rules and regulations of Euronext Amsterdam and, as of the Closing, will be in compliance in all material respects with the applicable listing and other rules and regulations of the NYSE.

          (b)   Without limiting the generality of the foregoing, except as disclosed on Section 4.6(b) of the Parent Disclosure Schedule or as would not, and would not reasonably be expected to, have a Parent Material Adverse Effect, Parent: (i) does not itself and does not permit or assist any third party to violate the rights of any person or entity with respect to confidential, personally identifiable or personal health information, including all Privacy Rights; (ii) complies with all governing industry standards and company policies respecting Privacy Rights; and (iii) takes all necessary and reasonable actions to protect the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from unauthorized or improper use.

        SECTION 4.7    Financial Statements; Annual Report.

          (a)   Section 4.7 of the Parent Disclosure Schedule contains true and complete copies of (i) the audited consolidated balance sheet as of December 31, 2004, 2003 and 2002, (ii) the related audited consolidated statements of earnings and cash flows for the three year period ended December 31, 2004 and (iii) the related audited consolidated statements of changes in shareholders equity for the two year period ended December 31, 2004 (collectively, the "Parent Financial Statements"). On the date of its publication, the Annual Report did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

          (b)   Each of the Parent Financial Statements has been prepared in accordance with accounting principles generally accepted in the Netherlands ("Dutch generally accepted accounting principles") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto). Each of the Parent Financial Statements (including the related notes and schedules) give a true and fair view, in all material respects, of Parent and its subsidiaries at the respective dates thereof and of the results of Parent and its subsidiaries for the periods covered thereby, in each case in conformity with Dutch generally accepted accounting principles consistently applied during the periods involved except as may be noted therein.

          (c)   The consolidated balance sheet and related consolidated statements of earnings, changes in shareholders equity and cash flows for the six months ended June 30, 2005 and June 30, 2004, the year ended December 31, 2004 and for all periods subsequent to June 30, 2005 (and any corresponding prior periods) and prior to the Effective Time will have been prepared in accordance with accounting principles generally accepted under International Financial Reporting Standards ("IFRS") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto). Each such financial statement (including the related notes and schedules) will give a true and fair view, in all material respects, of and its subsidiaries at the respective dates thereof and of the results of Parent and its subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to normal period-end adjustments that will not be material in amount or effect) in each case in conformity with IFRS consistently applied during the periods involved except as may be noted therein.

        SECTION 4.8    Absence of Certain Changes or Events.

          (a)   From December 31, 2004, Parent and its subsidiaries have conducted their businesses, in all material respects, only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of these businesses consistent with past practice. Except as set forth on Section 4.8(a) of the Parent Disclosure Schedule, from December 31, 2004, there has not occurred any action which, if it had been taken after the date hereof, would have required the consent of the Company under Section 5.2 hereof.

          (b)   From December 31, 2004, there has not been any Parent Material Adverse Effect or any change, event, circumstance or effect that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        SECTION 4.9    Absence of Litigation.    There are no actions, suits, claims, hearings, proceedings, arbitrations, mediations, inquiries or investigations (whether civil, criminal, administrative or otherwise) pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or any of the executive officers of Parent, except, in each case, for those that, individually or in the aggregate, (x) have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect and (y) would not reasonably be expected to prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement. Neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, settlement, decree or award, except for those that, individually or in the aggregate, (x) have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect and (y) would not reasonably be expected to prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement. To the knowledge of Parent (including for this purpose the members of the Audit Committee of the Supervisory Board of Parent), there are no formal or informal governmental inquiries or investigations or internal investigations or material whistle-blower complaints pending or threatened, in each case regarding any accounting or disclosure practices of Parent or any of its subsidiaries, compliance by Parent or any of its subsidiaries with any Law or any malfeasance by any officer of Parent.

        SECTION 4.10    Employee Benefit Plans.

          (a)   Section 4.10(a) of the Parent Disclosure Schedule contains a true and complete list of each material Parent Plan. "Parent Plan" means each "employee benefit plan" (within the meaning of Section 3(3) of ERISA), and all written and material unwritten stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements (except for severance, employment and change-in-control agreements or similar agreements (the "Parent Employment Agreements")), whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which (i) any current or former employee, director or consultant of Parent or its subsidiaries (the "Parent Employees") has any present or future right to benefits and which are contributed to, sponsored by or maintained by Parent or any of its subsidiaries or (ii) Parent or any of its subsidiaries has any present or future liability. Notwithstanding the foregoing, solely for purposes of Sections 4.10(a) and (b), "Parent Plans" (x) does not include any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee, or any employee benefit program that is mandatory under applicable Law, and (y) only includes the Parent Foreign Benefit Plans (as defined in Section 4.10(g)) that are pension defined benefit plans and that cover employees in the

  Netherlands, the United Kingdom, Germany, Canada, Switzerland, Belgium, Ireland, South Africa, Mexico or the Philippines.

          (b)   With respect to each material Parent Plan, Parent has provided, or made available, to the Company a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other material written communications (or a description of any material oral communications) by Parent or its subsidiaries to Parent Employees concerning the extent of the benefits provided under a Parent Plan: and (iv) for the most recent year available (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

          (c)   Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect: (i) each Parent Plan and each Parent Employment Agreement has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) each Parent Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) with respect to a Parent Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA, no event has occurred and no condition exists that would subject Parent or its subsidiaries, either directly or by reason of their affiliation with any member of their Controlled Group to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; (iv) no "reportable event" (as such term is defined in Section 4043 of the Code) that could reasonably be expected to result in liability to Parent or its subsidiaries, and no nonexempt "prohibited transaction" (as such term is defined in Section 4975 of the Code) that could reasonably be expected to result in liability to Parent or its subsidiaries or "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Parent Plan; (v) except to the extent required by applicable Law or by this Agreement, there is no present intention that any Parent Plan or any Parent Employment Agreement be amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) under any Parent Plan or any Parent Employment Agreement at any time within the 12 months immediately following the date hereof; and (vi) neither Parent nor any of its subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Parent or any of its subsidiaries, except as required to avoid an excise Tax under Section 4980B of the Code or as otherwise required by any other applicable Law.

          (d)   No Parent Plan is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) and neither Parent, any of its subsidiaries nor any member of their Controlled Group has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan that would reasonably be expected to have a Parent Material Adverse Effect.

          (e)   Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, with respect to any Parent Plan or any Parent Employment Agreement: (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Parent, threatened; (ii) Parent has no knowledge of the existence of any facts or circumstances that could give rise to any such actions, suits or claims; (iii) since January 1, 2003, no written or oral communication has been received from the PBGC in respect of any Parent Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein; and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other Governmental Entity is pending, in progress or, to the knowledge of Parent, threatened (including any routine requests for information from the PBGC).

          (f)    No Parent Plan or Parent Employment Agreement exists that, as a result of the execution of this Agreement, stockholder approval of this Agreement, or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)): (i) could result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement; (ii) could accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Parent Plans or the Parent Employment Agreements; (iii) could limit or restrict the right of Parent to merge, amend or terminate any of the Parent Plans; (iv) could cause Parent to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award; or (v) could result in payments under any of the Parent Plans or the Parent Employment Agreements which would not be deductible under Section 280G of the Code.

          (g)   Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, with respect to any Parent Plan or Parent Employment Agreement maintained outside the jurisdiction of the United States or covering any Parent Employee residing or working outside of the United States (each, a "Parent Foreign Benefit Plan"), (i) all Parent Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable Laws and Orders of any controlling Governmental Entity or instrumentality; (ii) all Parent Foreign Benefit Plans that are required to be funded are fully funded in accordance with applicable Law, past practice and generally accepted accounting principles in the local jurisdiction and, with respect to all other Parent Foreign Benefit Plans, adequate reserves therefor have been established on the accounting statements of Parent or its applicable subsidiary to the extent so required; and (iii) no liability or obligation of Parent or its subsidiaries exists with respect to such Parent Foreign Benefit Plans that has not been accrued in the Parent Financial Statements.

        SECTION 4.11    Labor and Employment Matters.

          (a)   Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, Parent and each of its subsidiaries (i) is in compliance with all applicable Labor Laws with respect to Company Employees, and (ii) is not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits for Parent Employees that has not been accrued in the Parent Financial Statements.

          (b)   No labor organization or group of employees of Parent or any of its subsidiaries has made a pending demand for recognition or certification to Parent or its subsidiaries and, to the knowledge of Parent, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of Parent, threatened in writing against or involving Parent or any of its subsidiaries. Section 4.11(b) of the Parent Disclosure Schedule lists each collective bargaining agreement or similar agreement between Parent or any of its subsidiaries and any labor union or labor organization (including any works council). True and complete copies of all such collective bargaining agreements or similar agreements have been made available to the Company prior to the date hereof. With respect to the transactions contemplated by this Agreement, any notice required under any applicable Labor Law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Effective Time will be, satisfied.

        SECTION 4.12    Insurance.    All material insurance policies of Parent and its subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of Parent reasonably has determined to be prudent in accordance with industry practices or as is required by Law. Neither Parent nor any of its subsidiaries is in material breach or default, and neither Parent nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of any of the material insurance policies of Parent and its subsidiaries. True and complete copies of all such insurance policies have been made available to the Company prior to the date hereof.

        SECTION 4.13    Properties.

          (a)   Parent or its applicable subsidiary has good, valid and marketable title to each parcel of real property owned by Parent or any of its subsidiaries, free and clear of all Liens, other than Permitted Liens, to the extent necessary for the conduct of its business as currently conducted in all material respects.

          (b)   Parent or its applicable subsidiary holds good and valid leasehold interests in the real property which is leased or subleased by Parent or any of its subsidiaries, free and clear of all Liens, other than Permitted Liens, to the extent necessary for the conduct of its business as currently conducted in all material respects.

        SECTION 4.14    Tax Matters.    Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect:

          (a)   Parent and each of its subsidiaries has timely filed, or will timely file, with the appropriate taxing authorities all Tax Returns required to be filed by, or with respect to, it on or prior to the Closing Date in the manner provided by Law. Such Tax Returns were, and, in the case of Tax Returns to be filed, will be, complete and accurate in all material respects.

          (b)   All Taxes due and payable (without regard to whether those Taxes have been assessed) by Parent or any of its subsidiaries have been paid or adequate reserves have been established for the satisfaction of those Taxes.

          (c)   There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any material federal, state, local or foreign income or other Tax Returns required to be filed by or with respect to Parent or any of its subsidiaries.

          (d)   Neither Parent nor any of its subsidiaries (i) is a party to any Tax sharing or similar agreement or any arrangement pursuant to which it or any of its subsidiaries has an obligation to indemnify any party (other than Parent or one of its subsidiaries) with respect to Taxes or (ii) is or has ever been a member of an affiliated group filing a consolidated return (other than a group the common parent of which is Parent) or is liable for Taxes of any Person as a transferee or successor, by Contract or otherwise.

          (e)   No unresolved deficiency with respect to Taxes has been proposed or threatened in writing, asserted or assessed against Parent or any of its subsidiaries.

          (f)    No material audit or examination or refund litigation with respect to any Tax Return is pending or threatened in writing as of the date of this Agreement.

          (g)   Except as disclosed in Section 4.14(g) of the Parent Disclosure Schedule, neither Parent nor any subsidiary of Parent has constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code. Neither Parent nor any of its subsidiaries has been a party to any transaction that could give rise to a Tax liability pursuant to Section 355(e) of the Code.

          (h)   Neither Parent nor any subsidiary of Parent is required to include amounts in income, or exclude items of deduction, in a Post-Closing Tax Period as a result of a change in method of accounting.

          (i)    Neither Parent nor any subsidiary of Parent has engaged in any "reportable transactions" within the meaning of Treasury Regulation § 1.6011-4(b).

          (j)    There are no material Liens for Taxes upon the assets of Parent or any of its subsidiaries, except for Liens for Taxes not yet due and payable or Liens for Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been maintained in accordance with Dutch generally accepted accounting principles.

        SECTION 4.15    Opinion of Financial Advisor.    Credit Suisse First Boston LLC ("Parent's Financial Advisor") has delivered to the Supervisory and Executive Boards of Parent its oral opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Parent.

        SECTION 4.16    Brokers.    No broker, finder or investment banker (other than Parent's Financial Advisor, Evercore Partners L.P., Deutsche Bank Securities Inc. and ABN AMRO Bank N.V., whose fees and expenses shall be paid by Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or any of its subsidiaries.

        SECTION 4.17    Takeover Statutes.    Assuming that the representations set forth in Section 3.17(a) of this Agreement are true and correct, no "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation applicable to Parent (a "Parent Takeover Statute") is applicable to the Merger or the other transactions contemplated hereby.

        SECTION 4.18    Intellectual Property.

          (a)   Parent and its subsidiaries own or have a valid right to use all material patents, inventions, copyrights, copyrightable works, software, source code and related documentation, trademarks, service marks, domain names, trade dress and other source indicators, trade secrets, confidential information, databases, tools, methodologies, lists (including customer lists) and all other intellectual property rights of any kind or nature, including all registrations or applications for registration thereto (collectively, "Parent Intellectual Property"), as are necessary for the conduct of their businesses as currently conducted, free of all Liens (except Permitted Liens).

          (b)   Except as listed on Section 4.18(b) of the Parent Disclosure Schedule or as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect: (i) to the knowledge of Parent, Parent's and its subsidiaries' Parent Intellectual Property does not infringe or otherwise violate the intellectual property rights of any third party and is not being infringed or violated by any third party; (ii) Parent and each of its subsidiaries make reasonable efforts to protect and maintain their Parent Intellectual Property, and secure confidentiality and invention assignment agreements with all applicable current and former employees and contractors; and (iii) Parent is not a party to any actions, suits, claims, hearings, proceedings, arbitrations, mediations or investigations or any order, writ, judgment, injunction, settlement, decree or award, and, to the knowledge of Parent, none is threatened or imminent, that challenges or impairs the validity, enforceability, ownership, or right to use, sell or license their Parent Intellectual Property.

        SECTION 4.19    Environmental Matters.

          (a)   Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect: (i) Parent and each of its subsidiaries comply, and at all prior times complied, with all applicable Environmental Laws, and possess and comply, and at all prior times possessed and complied, with all applicable Environmental Permits required under such Laws; (ii) there are no Materials of Environmental Concern at any property or facility currently or formerly owned, leased or operated by Parent or any of its subsidiaries, in a condition or under circumstances that would reasonably be expected to require notification, investigation or cleanup or to result in liability of Parent or any of its subsidiaries under any applicable Environmental Law; (iii) neither Parent nor any of its subsidiaries has received any written notification alleging that it is liable for, or any request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act, or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location; (iv) neither Parent nor any of its subsidiaries has received any written claim, notice or complaint, or is or has been subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities or obligations arising from Materials of Environmental Concern or pursuant to Environmental Laws, and no such matter has been threatened to the knowledge of Parent; (v) neither Parent nor any of its subsidiaries has released, disposed of, or arranged for the disposal of any Materials of Environmental Concern in a manner or to a location that would reasonably be expected to give rise to liability of Parent or any of its subsidiaries under any Environmental Law; and (vi) none of the execution of, or the consummation of the transactions contemplated by, this Agreement require any consent of, or notice to, any third party other than any Governmental Entity pursuant to any Environmental Law.

          (b)   Except as, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Parent Material Adverse Effect, there is no material written report of any environmental, health or safety investigation, study, audit, test, review of other analysis conducted in relation to any operations or properties of Parent or any of its subsidiaries or any other operations or properties or facilities now or previously owned, leased or operated by Parent or its subsidiaries, in the possession of or under the control of Parent, which has not been made available to the Company.

        SECTION 4.20    No Undisclosed Liabilities.    Neither Parent nor any of its subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that is required by Dutch generally accepted accounting principles or, to the extent arising after December 31, 2004, IFRS to be recorded as a liability on a balance sheet of Parent or disclosed in the footnotes thereto, except: (i) as and to the extent set forth on the audited consolidated balance sheet of Parent and its subsidiaries as of December 31, 2004 (including the notes thereto) included in Section 4.7 of the Parent Disclosure Schedule; (ii) as incurred pursuant to the transactions contemplated by this Agreement; or (iii) as incurred after December 31, 2004 in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not have, or reasonably be expected to have, a Parent Material Adverse Effect.

        SECTION 4.21    Contracts.

          (a)   Except as set forth in Section 4.21(a) of the Parent Disclosure Schedule, as of the date of this Agreement, none of Parent nor any of its subsidiaries is a party to or bound by any: (i) Contract required to be filed by Parent with the SEC pursuant to Item 601(b)(1), (2), (4) or (10) of Regulation S-K under the Securities Act or Item 1.01 of Form 8-K under the Exchange Act (assuming that Parent were a public reporting company subject to such requirements), other than any Parent Employment Agreements; (ii) Contract with respect to material partnerships, joint ventures, acquisitions or dispositions; (iii) Contract containing covenants of Parent or any of its subsidiaries purporting to limit in any material respect any material line of business, industry or geographical area in which Parent or its subsidiaries may operate or granting material exclusive rights to the counterparty thereto; (iv) Contract that, individually or in the aggregate with other Contracts would or would reasonably be expected to prevent, materially delay or materially impede Parent's ability to timely consummate the Merger or the other transactions contemplated by this Agreement; (v) collective bargaining agreement or similar agreement (including agreements with Works Councils); (vi) Contract pursuant to which Parent or any of its subsidiaries has any Indebtedness in an amount in excess of $10,000,000 outstanding (other than intercompany Indebtedness between Parent and/or any of its wholly-owned subsidiaries); (vii) Contract that would be required to be disclosed under Item 404 of Regulation S-K of the SEC (assuming that Parent were a public reporting company subject to such requirement as a "foreign private issuer" (as such term is defined in Rule 405 of the Securities Act and Rule 3b-4 of the Exchange Act)), other than any Parent Employment Agreements; or (viii) Contract specifically concerning Parent Intellectual Property (except for (x) non-exclusive, commercially available, off-the-shelf software programs for which Parent pays an annual fee of less than $5,000,000 (y) Contracts with customers pursuant to which the customer and its subsidiaries pay less than $5,000,000 annually and (z) Contracts with data suppliers pursuant to which Parent and its subsidiaries pay fees of less than $2,000,000 annually) that is material to the business of Parent and its subsidiaries, taken as a whole. Each such Contract described in clauses (i)-(viii) is referred to herein as a "Parent Material Contract".

          (b)   Each of the Parent Material Contracts is valid and binding on Parent and each of its subsidiaries party thereto and, to the knowledge of Parent, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. There is no default under any Parent Material Contract either by Parent or any of its subsidiaries party thereto or, to the knowledge of Parent, by any other party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by Parent or any of its subsidiaries party thereto or, to the knowledge of Parent, any other party thereto, in each case except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Complete and correct copies of each Parent Material Contract (including any exhibits, annexes, attachments, supplements, amendments or modifications thereto) have been delivered or made available to the Company prior to the date hereof.

        SECTION 4.22    Continuity of Business.    Section 4.22 of the Parent Disclosure Schedule sets forth (i) the 20 largest clients (measured by revenue generated) of Parent and its subsidiaries, taken as a whole, for the fiscal year ended December 31, 2004, and (ii) the 20 largest clients (measured by revenue generated) of Parent and its subsidiaries, taken as a whole, for the three months ended March 31, 2005. No client of Parent or any of its subsidiaries identified pursuant to the preceding sentence has advised Parent or any subsidiary orally (to the knowledge of Parent) or in writing that it (x) is terminating or considering terminating substantially all its business handled by Parent and its subsidiaries or (y) is planning to materially reduce its aggregate future spending with Parent and its subsidiaries.

        SECTION 4.23    Operations of Merger Sub.    Prior to the Effective Time, Merger Sub will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

        SECTION 4.24    Ownership of Shares.    As of the date of this Agreement, none of Parent, Merger Sub or their respective affiliates owns (directly or indirectly, beneficially or of record) any Shares and none of Parent, Merger Sub or their respective affiliates holds any rights to acquire any Shares, in each case except pursuant to this Agreement.

ARTICLE V

CONDUCT PENDING THE MERGER

        SECTION 5.1    Conduct of the Company Pending the Merger.    The Company covenants and agrees that, during the period from the date hereof until the Effective Time, unless Parent shall otherwise agree in writing (which consent shall not be unreasonably withheld or delayed), the business of the Company and its subsidiaries shall be conducted in its ordinary course of business consistent with past practice and the Company shall use its reasonable best efforts to preserve intact its business organization, and to preserve its present relationships and goodwill with employees, clients, suppliers, creditors, lessors, business associates and other persons with which it has business relations. Between the date of this Agreement and the Effective Time, except as set forth in the corresponding section of the Company Disclosure Schedule or as expressly required by this Agreement, neither the Company nor any of its subsidiaries shall, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

          (a)   amend or otherwise change its Certificate of Incorporation or By-laws or any similar governing instruments;

          (b)   issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except for (i) the issuance of shares of Common Stock issuable in accordance with the terms of outstanding Company Stock Options or RSU Awards, as required by the Company's Employee Stock Purchase Plan or pursuant to performance restricted stock units ("PERS") and/or long-term incentive awards to be granted in respect of the 2005 performance year and (ii) the issuance of additional Company Stock Options and RSU Awards with respect to up to 670,000 shares of Common Stock in the aggregate in accordance with the proposed grants set forth in Section 5.1(b) of the Company Disclosure Schedule in the ordinary course of business consistent with past practice);

          (c)   declare, set aside, make or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other ownership interests or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, or any other ownership interests (except for (i) regular quarterly cash dividends on the Common Stock of no more than $0.02 per share with usual record and payment dates for such dividends in accordance with the Company's past dividend practice or (ii) any dividend or distribution paid to the Company or a wholly-owned subsidiary of the Company);

          (d)   reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock or other ownership interests of the Company or any of its subsidiaries or any securities convertible, exchangeable or exercisable for or into any such shares of capital stock or other ownership interests (other than acquisitions of shares of Common Stock in connection with withholding for applicable Taxes);

          (e)   (i) purchase, lease or license from any person, or otherwise acquire (whether by merger, consolidation, reorganization, consolidation, share exchange, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or equity or other ownership interests therein or any other assets (other than (A) purchases, leases or licenses of assets not constituting a business or a material interest in a business in the ordinary course of business consistent with past practice or (B) any purchases, leases or licenses of assets for which the aggregate consideration is not in excess of $75,000,000); or (ii) sell, assign, lease or license to any person, or otherwise dispose of, in whole or in part, (whether by merger, consolidation, reorganization, consolidation, share exchange, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or equity or other ownership interests therein or any other rights or assets, other than (x) dispositions of short-term money market or similar investments, (y) sales, leases or licenses of fixed assets in the ordinary course of business consistent with past practice so long as the fixed assets subject to sale, lease or license do not have a fair market value greater than $25,000,000 in the aggregate or (z) the entry into or performance under Contracts with customers or suppliers in the ordinary course of business consistent with past practice;

          (f)    (i) incur or modify in any material respect the terms of (A) any Indebtedness or (B) any other liability except in the ordinary course of business consistent with past practice; or (ii) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person other than to a wholly-owned subsidiary of the Company (provided that (w) the Company and its subsidiaries may in the ordinary course of business consistent with past practice make borrowings under the Company's amended and restated $700 million revolving credit facility, dated March 9, 2005 (the "Company Credit Facility"), to fund working capital needs, (x) the Company and its subsidiaries may make borrowings under the Company Credit Facility to fund the Company's proposed repatriation transaction, (y) the Company and its subsidiaries may, in close consultation with Parent, close a private placement of $250 million Yen equivalent in aggregate principal amount of senior notes due 2012 and 2015 in connection with the Company's proposed repatriation transaction or (z) cause the issuance of letters of credit so long as all such letters of credit do not exceed the amount set forth in Section 5.1(f) of the Company Disclosure Schedule in the aggregate);

          (g)   (i) other than with respect to any Contract or Contracts with any existing client or customer of the Company or its subsidiaries, enter into, amend in any material respect, terminate (including by failing to renew), cancel, materially extend, or request any material change in, or agree to any material change in, or waive, release or assign any material right or claim under, any Material Contract or any Contract that, if entered into prior to the date hereof, would be a Material Contract; or (ii) enter into, amend, extend, terminate or replace any material Contract or Contracts with any existing client or customer or enter into any material Contract or Contracts with any new client other than in the ordinary course of business consistent with past practice;

          (h)   authorize or make any capital expenditures beyond those contained in the current annual budget of the Company approved by its Board of Directors (a true and complete copy of which has been made available to Parent prior to the date hereof); provided that, in the event that the Company and Parent are not able to agree upon the appropriate capital expenditures budget for the Company for 2006, the Company shall be permitted to apply the capital expenditures set forth in the current annual budget to the 2006 calendar year;

          (i)    except as required by any Company Plan as in effect on the date hereof, or by applicable Law, (i) increase the compensation or benefits of any Company Employee (except for increases for employees who are not executive officers or directors in salary or hourly wage rates, in the ordinary course of business consistent with past practice, or the payment of accrued or earned but unpaid bonuses); (ii) grant any severance or termination pay to any Company Employee (except for severance payable to employee who are not executive officers or directors in the ordinary course of business in accordance with past practice); (iii) loan or advance any money or other property to any Company Employee; (iv) establish, adopt, enter into, amend or terminate any Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement; (v) grant any equity or equity-based awards except as permitted by Section 5.1(b); (vi) increase the funding obligation or contribution rate of any Company Plan subject to Title IV of ERISA, other than in the ordinary course of business consistent with past practice; (vii) allow for the commencement of any new offering periods under any Company Stock Plan or other employee stock purchase plan; (viii) hire any individual whose salary equals or exceeds $350,000 per annum unless such individual's name is set forth in Section 5.1(i)(viii) of the Company Disclosure Schedule; (ix) cause the acceleration of the time of payment or vesting of, or trigger any payment or funding of, or extend the period in which to exercise, any compensation, benefit or award, including any Company Stock Options, Restricted Shares and RSU Awards; or (x) grant or pay annual bonuses;

          (j)    (i) make or change any material Tax election or change any method or significant policy or practice of Tax accounting; (ii) enter into any settlement or compromise of any material Tax liability (including any audits, examinations or litigations with respect to Taxes); (iii) file any amended Tax Return with respect to any material Tax; (iv) change any annual Tax accounting period; (v) enter into any closing agreement relating to any material Tax; or (vi) surrender any right to claim a material Tax refund;

          (k)   fail to timely satisfy or cause to be timely satisfied all applicable Tax reporting and filing requirements contained in the Code with respect to the transactions contemplated by this Agreement;

          (l)    take any action which, to the knowledge of the Company, would prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement;

          (m)  except to the extent necessary to take any actions that the Company is otherwise permitted to take pursuant to Section 6.4 (and in such case only in accordance with the terms of Section 6.4), waive any of its rights under, or release any other party from, amend, or fail to enforce its rights under, any provision of any standstill agreement;

          (n)   enter into or otherwise become party to any Contract that will restrict or limit, in any material respect, the ability of the Surviving Corporation, Parent or any of their subsidiaries from conducting, from and after the Closing, any of their respective businesses in any geographical area;

          (o)   settle or compromise any litigation other than settlements or compromises of litigation involving only monetary payments and where the amount paid (less the amount reserved for such matters by the Company) in settlement or compromise, in each case, does not exceed $5,000,000;

          (p)   take any action to cause the Common Stock to cease to be listed on the NYSE;

          (q)   take any action to (i) amend the Rights Agreement, (ii) redeem the rights subject to the Rights Agreement or (iii) exempt any person (other than Parent and Merger Sub) from the Rights Agreement;

          (r)   make any change in any method of accounting or accounting practice or policy, except as required by changes in U.S. generally accepted accounting principles;

          (s)   plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its subsidiaries that would result in any liability or notice obligations for the Company or the Surviving Corporation under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law or is otherwise outside of the ordinary course of business consistent with past practice; or

          (t)    agree to take or approve any of the actions described in Sections 5.1(a) through 5.1(s).

        SECTION 5.2    Conduct of Parent Pending the Merger.    Parent covenants and agrees that, during the period from the date hereof until the Effective Time, unless the Company shall otherwise agree in writing (which consent shall not be unreasonably withheld or delayed), the business of Parent and its subsidiaries shall be conducted in its ordinary course of business consistent with past practice and Parent shall use its reasonable best efforts to preserve intact its business organization, and to preserve its present relationships and goodwill with employees, clients, suppliers, creditors, lessors, business associates and other persons with which it has business relations. Between the date of this Agreement and the Effective Time, except as set forth in the corresponding section of the Parent Disclosure Schedule or as expressly required by this Agreement, neither Parent nor any of its subsidiaries shall, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

          (a)   amend or otherwise change its Articles of Association (except as contemplated by this Agreement) or any similar governing instruments;

          (b)   issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including stock appreciation rights, phantom stock or similar instruments), of Parent (except for (i) the issuance of Parent Common Shares issuable in accordance with the terms of outstanding options and restricted stock unit awards or as required by any employee stock purchase plan of Parent and (ii) the issuance of options and restricted stock unit awards with respect to up to 670,000 Parent Common Share in the aggregate in the ordinary course of business consistent with past practice);

          (c)   declare, set aside, make or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other ownership interests or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, or any other ownership interests (except for (i) regular cash dividends on shares of Parent's capital stock in the ordinary course of business consistent with past practice or (ii) any dividend or distribution paid to Parent or a wholly-owned subsidiary of Parent);

          (d)   reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock or other ownership interests of Parent or any of its subsidiaries or any securities convertible, exchangeable or exercisable for or into any such shares of capital stock or other ownership interests (other than acquisitions of capital stock pursuant to the terms of any equity compensation plan of Parent outstanding on the date hereof or any Parent Employment Agreement or in connection with withholding for applicable Taxes);

          (e)   other than investments in short term money market funds, and other than any transactions solely between Parent and/or its wholly owned subsidiaries, (i) purchase, lease or license from any person, or otherwise acquire (whether by merger, consolidation, reorganization, consolidation, share exchange, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or equity or other ownership interests therein or any other assets (other than (A) purchases, leases or licenses of assets not constituting a business or a material interest in a business in the ordinary course of business consistent with past practice or (B) any purchases, leases or licenses of assets for which the aggregate consideration is not in excess of $75,000,000); or (ii) sell, assign, lease or license to any person, or otherwise dispose of, in whole or in part, (whether by merger, consolidation, reorganization, consolidation, share exchange, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or equity or other ownership interests therein or any other rights or assets, other than (x) dispositions of short-term money market or similar investments, (y) sales, leases or licenses of fixed assets in the ordinary course of business consistent with past practice so long as the fixed assets subject to sale, lease or license do not have a fair market value greater than $25,000,000 in the aggregate or (z) the entry into or performance under Contracts with customers or suppliers in the ordinary course of business consistent with past practice;

          (f)    (i) other than in connection with any financing to be consummated prior to or contemporaneously with the Closing in respect of the transactions contemplated by this Agreement, including any refinancing or replacement of any existing, or the arrangement of any new, facility for Indebtedness of the Company or its subsidiaries, incur or modify in any material respect the terms of any Indebtedness or any other liability (including assuming, guaranteeing or endorsing, or otherwise becoming responsible for, the obligations of any person) except in the ordinary course of business consistent with past practice; or (ii) make any loans, advances or capital contributions to, or investments in, any other person other than to a wholly-owned subsidiary of Parent;

          (g)   except as required by any Parent Plan or Parent Employment Agreement in effect on the date hereof or by applicable Law, and except with respect to employees who are not executive officers of Parent or are hired after the date hereof (provided that clauses (i) and (viii) below shall apply to all Parent Employees), (i) increase the compensation or benefits of any Parent Employee (except for increases for employees who are not executive officers or directors in salary or hourly wage rates, in the ordinary course of business consistent with past practice, or the payment of accrued or earned but unpaid bonuses); (ii) grant any severance or termination pay to any Parent Employee (except for severance payable to employees who are not executive officers or directors in the ordinary course of business in accordance with past practice); (iii) loan or advance any money or other property to any Parent Employee; (iv) establish, adopt, enter into, amend or terminate any Parent Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Parent Plan if it were in existence as of the date of this Agreement; (v) grant any equity or equity-based awards except as permitted by Section 5.2(b); (vi) increase the funding obligation or contribution rate of any Parent Plan subject to Title IV of ERISA, other than in the ordinary course of business consistent with past practice; (vii) cause the acceleration of the time of payment or vesting, or trigger any payment or funding, of any compensation, benefit or award or (viii) grant or pay annual bonuses;

          (h)   (i) make or change any material Tax election or change any method or significant policy or practice of Tax accounting; (ii) enter into any settlement or compromise of any material Tax liability (including any audits, examinations or litigations with respect to Taxes); (iii) file any amended Tax Return with respect to any material Tax; (iv) change any annual Tax accounting period; (v) enter into any closing agreement relating to any material Tax; or (vi) surrender any right to claim a material Tax refund;

          (i)    fail to timely satisfy or cause to be timely satisfied all applicable Tax reporting and filing requirements contained in the Code with respect to the transactions contemplated by this Agreement;

          (j)    take any action which, to the knowledge of Parent, would prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement;

          (k)   except to the extent necessary to take any actions that Parent is otherwise permitted to take pursuant to Section 6.5 (and in such case only in accordance with the terms of Section 6.5), waive any of its rights under, or release any other party from, amend, or fail to enforce its rights under, any provision of any standstill agreement;

          (l)    settle or compromise any litigation other than settlements or compromises of litigation involving only monetary payments and where the amount paid (less the amount reserved for such matters by Parent) in settlement or compromise, in each case, does not exceed $5,000,000;

          (m)  take any action to cause the Parent Common Shares to cease to be listed on Euronext Amsterdam;

          (n)   make any change in any method of accounting or accounting practice or policy, except as required by changes in Dutch generally accepted accounting principles, by changes in IFRS or in connection with Parent's transition from Dutch generally accepted accounting principles to IFRS;

          (o)   agree to take or approve any of the actions described in Sections 5.2(a) through 5.2(n).

        SECTION 5.3    No Control of Other Party's Business.    Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company's or its subsidiaries' operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent's or its subsidiaries' operations.

        SECTION 5.4    Certain Notices.    From and after the date of this Agreement until the Effective Time, the Company and Parent shall promptly notify each other orally and in writing of (a) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (b) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not cure any breach of any representation or warranty, covenant or agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

ARTICLE VI

ADDITIONAL AGREEMENTS

        SECTION 6.1    Stockholders Meetings.

          (a)   As soon as reasonably practicable following the date of this Agreement and the effectiveness of the Form F-4, the Company, acting through its Board of Directors, shall (i) subject to Section 6.1(c), take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (such meeting, including any adjournments or postponements, the "Company Stockholders Meeting"), (ii) subject to Section 6.4(b), include in the Company Proxy Statement the recommendation of the Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement (the "Company Board Recommendation") and (iii) use its reasonable best efforts to obtain the Company Requisite Vote.

          (b)   As soon as reasonably practicable following the date of this Agreement, the effectiveness of the Form F-4 and the approval of the European Prospectus by the AFM, the Priority Foundation and Parent, acting through its Supervisory and/or Executive Boards, shall (i) subject to Section 6.1(c), take all action necessary to duly call, give notice of, convene and hold a general meeting of its stockholders (such meeting, including any adjournments or postponements, the "Parent Stockholders Meeting") for the purposes of obtaining the Parent Requisite Vote, (ii) subject to Section 6.5(b), include in the Parent Circular the recommendation of the Supervisory and Executive Boards of Parent that the stockholders of Parent approve the resolution of the Supervisory and Executive Boards of Parent to enter into this Agreement (the "Parent Board Recommendation") and (iii) use its reasonable best efforts to obtain the Parent Requisite Vote.

          (c)   The Company Stockholders Meeting and the Parent Stockholders Meeting shall be held on the same date, which date shall be agreed upon by the Company and Parent acting reasonably.

        SECTION 6.2    Registration Statement; Information Supplied.

          (a)   The Company shall promptly prepare and file with the SEC as soon as reasonably practicable a proxy statement with respect to the Company Stockholders Meeting (as amended or supplemented, the "Company Proxy Statement") and Parent shall promptly prepare and file (i) with the SEC as soon as reasonably practicable a registration statement on Form F-4 (or any successor form) (as amended or supplemented, the "Form F-4") under the Securities Act and (ii) with the AFM as soon as reasonably practicable a draft of a listing disclosure document (as amended or supplemented, the "European Prospectus") under the European Union Prospectus Directive and any rules and regulations relating thereto (the "EU Prospectus Directive") and applicable Dutch securities Laws, in each case with respect to the Parent Common Shares (including the Parent Common Shares underlying the Parent Depository Shares) issuable and deliverable pursuant to this Agreement. The Company and Parent shall cooperate with each other in the preparation of the Form F-4, the European Prospectus and the Company Proxy Statement. A portion of the Form F-4 shall serve as a prospectus with respect to the Parent Common Shares issuable and deliverable pursuant to the terms of this Agreement and the Form F-4 will include the Company Proxy Statement. The Company shall prepare the Company Proxy Statement, and Parent shall prepare the Form F-4, in each case to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent shall prepare the European Prospectus to comply as to form in all material respects with the EU Prospectus Directive and applicable Dutch securities Laws. Parent shall include a copy of the opinion of Parent's Financial Advisor referred to in Section 4.15 in the Parent Circular. Each of Parent and the Company shall use its reasonable best efforts to have (x) the Form F-4 declared effective by the SEC and (y) the European Prospectus approved by the AFM, in each case as promptly as practicable after the filing. Parent shall use reasonable best efforts to obtain, prior to the effective date of the Form F-4, all necessary state securities Law or "blue sky" permits or approvals required to effect the transactions contemplated by this Agreement. Parent shall advise the Company, promptly after it receives notice, of the time when each of the Form F-4 and the European Prospectus has become effective or been approved, as applicable, or any supplement or amendment to either such document has been filed, the issuance of any stop order, or the suspension of the qualification of the Parent Common Shares (including the Parent Common Shares underlying the Parent Depository Shares) issuable and deliverable in connection with the Merger for offering or sale in any jurisdiction. Each of Parent and the Company shall, as soon as reasonably practicable, notify the other of the receipt of any comments from the SEC or the AFM with respect to the Form F-4, the Company Proxy Statement or the European Prospectus, as applicable, any request by the SEC or the AFM for any amendment to the Form F-4, the Company Proxy Statement or the European Prospectus, as applicable, or for additional information.

          (b)   Each of Parent and the Company shall, upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders, as applicable, and any other matters as may be necessary or advisable in connection with the Form F-4 or the Company Proxy Statement (including information required to be set forth therein as required by the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder) or any other filing, notice, statement, registration, submission of information or application required to be made by or on behalf of the Company or Parent or any of their respective subsidiaries to any third-party and/or Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. The Company and Parent each agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it or its subsidiaries for inclusion or incorporation by reference in the Form F-4 or the Company Proxy Statement will, at the time the Form F-4 becomes effective under the Securities Act, or, in the case of the Company Proxy Statement, at the date of mailing to the Company's stockholders, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment and/or a supplement to the Form F-4 or the Company Proxy Statement, so that the Form F-4 or the Company Proxy Statement would not, at the time the Form F-4 becomes effective under the Securities Act, or, in the case of the Company Proxy Statement, at the date of mailing to the Company's stockholders and at the time of the Company Stockholders Meeting, include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers this information shall promptly notify the other party and, to the extent required by Law, an appropriate amendment or supplement describing that information shall be promptly filed with the SEC or any other applicable Governmental Entity and, to the extent required by Law, disseminated to the Company's stockholders.

          (c)   The Company shall, upon request of Parent, furnish Parent with all information concerning itself, its subsidiaries, directors, officers and stockholders, as applicable, and any other matters as may be necessary or advisable in connection with the European Prospectus (including information required to be set forth therein as required by the EU Prospectus Directive), any stockholders circular required to be prepared and distributed by Parent in connection with the Parent Stockholders Meeting (the "Parent Circular") or any other filing, notice, statement, registration, submission of information or application required to be made by or on behalf of the Company or Parent or any of their respective subsidiaries to any third-party and/or Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. The Company and Parent each agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it or its subsidiaries for inclusion or incorporation by reference in the European Prospectus or the Parent Circular will, at the times the European Prospectus and the Parent Circular are made publicly available and, in the case of the Parent Circular, also at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment and/or a supplement to the European Prospectus or the Parent Circular, so that the European Prospectus and the Parent Circular would not, in the case of the European Prospectus, at the time the European Prospectus is made publicly available, or, in the case of the Parent Circular, at the date it is made publicly available and at the time of the Parent Stockholders Meeting, include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers this information shall promptly notify the other party and, to the extent required by Law, an appropriate amendment or supplement describing that information shall be promptly filed with the AFM or any other applicable Governmental Entity and, to the extent required by Law, disseminated to Parent's stockholders.

          (d)   The Company will use its reasonable best efforts to cause the Company Proxy Statement to be mailed to the Company's stockholders as promptly as practicable, and in any event within five business days, after the Form F-4 is declared effective. Parent will use its reasonable best efforts to cause the Parent Circular and the European Prospectus to be made publicly available as promptly as practicable, and in any event within five business days, after the Form F-4 is declared effective.

        SECTION 6.3    Access to Information; Confidentiality.

          (a)   From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, each of Parent and the Company shall, and shall cause its subsidiaries, officers, directors, employees, auditors and other representatives to, afford the officers, employees, auditors and other representatives of the other reasonable access at all reasonable times to its officers, employees, properties, offices, plants and other facilities and to all books, records and information, and shall furnish such other party with all financial, operating and other data and information as such other party, through its officers, employees or representatives, may from time to time reasonably request, subject to the requirements of applicable Antitrust Law. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of Parent or the Company, as the case may be, or their respective subsidiaries.

          (b)   Each of Parent and Merger Sub will hold and treat and will cause its officers, employees, auditors and other representatives to hold and treat in confidence all non-public documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated March 3, 2004, as amended, between the Company and Parent (the "Confidentiality Agreement"). The Company will hold and treat and will cause its officers, employees, auditors and other representatives to hold and treat in confidence all non-public documents and information concerning Parent and its subsidiaries furnished to the Company in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement. The Company and Parent agree that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

        SECTION 6.4    Company Acquisition Proposals.

          (a)   The Company agrees that none of it or its subsidiaries and none of their respective officers, directors, investment bankers, financial advisors, attorneys, accountants, consultants or other agents, advisors or representatives (collectively, the "Company Representatives") shall, (i) directly or indirectly, initiate, solicit, encourage or facilitate any inquiries, or the making, submission or reaffirmation of any proposal or offer, with respect to a tender offer or exchange offer, merger, reorganization, share exchange, consolidation or other business combination involving the Company or any of its significant subsidiaries or any acquisition in any manner of an equity interest representing a 20% or greater economic or voting interest in the Company or any of its significant subsidiaries, or with respect to the assets, securities or ownership interests of or in the Company or any of its subsidiaries representing 20% or more of the consolidated assets of the Company and its subsidiaries, in each case other than the transactions contemplated by this Agreement (any such inquiry, proposal or offer being hereinafter referred to as a "Company Acquisition Proposal"), or (ii) directly or indirectly, engage in, approve or enter into any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to any person relating to, a Company Acquisition Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Company Requisite Vote, the Company may (A) provide access to its properties, books and records in response to a request therefor by a person who has made an unsolicited bona fide written Company Acquisition Proposal or (B) engage in any negotiations or discussions with any person who has made an unsolicited bona fide written Company Acquisition Proposal, if and only to the extent that prior to taking any of the actions set forth in clauses (A) or (B), (w) the Company receives from the party so requesting such access or information or making such proposal an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and it being understood that the Company may enter into a confidentiality agreement without a standstill provision or with a standstill provision that is less favorable to the Company than the standstill provision contained in the Confidentiality Agreement if it waives or similarly modifies the standstill provision in the Confidentiality Agreement), (x) the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Company Acquisition Proposal constitutes, or is reasonably expected to lead to, a Company Superior Proposal from the party that made the applicable Company Acquisition Proposal, (y) the Company has complied with its obligations under this Section 6.4, and (z) the Company shall inform Parent prior to the taking by it of any such action. A "Company Superior Proposal" means a Company Acquisition Proposal (with the references to "20% or greater" and "20% or more" contained therein being replaced with "greater than 50%") that is reasonably capable of being consummated, taking into account all legal, financial, regulatory, timing, and similar aspects of, and conditions to, the proposal, the likelihood of obtaining necessary financing and the person making the proposal, and that, if consummated, would result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (after giving effect to any adjustments to the terms and provisions of this Agreement proposed by Parent in response to such Company Acquisition Proposal). The Company shall use its reasonable best efforts to take the necessary steps promptly to inform the Company Representatives of the obligations undertaken in this Section 6.4.

          (b)   The Company agrees that neither the Company, any of its subsidiaries nor any of their respective Boards of Directors or any committee thereof shall (i) withhold, withdraw or modify in any manner adverse to Parent the Company Board Recommendation or (ii) approve of or recommend (each a "Change in Company Recommendation") or approve or enter into any letter of intent, agreement, memorandum of understanding or Contract with respect to a Company Acquisition Proposal or exempt any person other than Parent and Merger Sub from the restrictions on "business combinations" set forth in Section 203 of the DGCL. Notwithstanding the foregoing, if, at any time prior to obtaining the Company Requisite Vote, the Company receives an unsolicited Company Superior Proposal, the Company's Board of Directors may effect a Change in Company Recommendation or terminate this Agreement to enter into an agreement for a Company Superior Proposal; provided that the Board of Directors of the Company may not effect such a Change in Company Recommendation or termination of this Agreement unless (i) the Board of Directors shall have first provided prior written notice to Parent that it is prepared to effect a Change in Company Recommendation or terminate this Agreement in response to a Company Superior Proposal, which notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Company Superior Proposal and all other material information relating to such Company Superior Proposal in reasonable detail, and (ii) Parent does not make, within three business days after the receipt of such notice, a proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, is at least as favorable to the stockholders of the Company as such Company Superior Proposal. The Company shall be required to comply with the foregoing, including such three business day notice period, each time it proposes to effect a Company Change in Recommendation or terminate this Agreement to enter into a Company Superior Proposal, including in respect of any change in price or any material other amendments or modifications of an existing Company Acquisition Proposal. The Company agrees that, during the three business day period prior to its effecting a Change in the Company Recommendation or termination of this Agreement, the Company and the Company Representatives shall negotiate in good faith with Parent and the Parent Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent.

          (c)   The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Company Acquisition Proposal. The Company also shall, if it has not already done so, promptly request that each person, if any, that has heretofore executed a confidentiality agreement within the 12 months prior to the date of this Agreement in connection with its consideration of any Company Acquisition Proposal to return or destroy all confidential information or data heretofore furnished to any person by or on behalf of it or any of its subsidiaries.

          (d)   Promptly (and in any event within one business day) after receipt by the Company, its subsidiaries or any of the Company Representatives of any Company Acquisition Proposal, or if any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, its subsidiaries or any of its or their respective directors, officers or the Company Representatives with respect to a Company Acquisition Proposal, the Company shall provide Parent with written notice of the material terms and conditions of any Company Acquisition Proposal and the identity of any party making a Company Acquisition Proposal or requesting non-public information or seeking such discussions or negotiations, and thereafter shall keep Parent informed, on a current basis, of the status and material terms and conditions of any proposals or offers (including any material modifications or developments with respect thereto). The Company shall contemporaneously make available to Parent (to the extent it has not previously done so) all nonpublic information made available to any person making a Company Acquisition Proposal.

          (e)   Prior to the termination of this Agreement in accordance with Section 8.1, (i) nothing contained in this Section 6.4 shall limit in any way the obligation of the Company to convene and hold the Company Stockholders Meeting in accordance with Section 6.1 of this Agreement and (ii) the Company shall not submit to the vote of its stockholders any Company Acquisition Proposal other than the transactions contemplated by this Agreement.

          (f)    Notwithstanding the foregoing, in connection with the commencement of any tender offer or exchange offer with respect to the Common Stock, nothing contained in this Section 6.4 shall prevent the Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act; provided that, unless permitted by and in compliance with this Section 6.4, neither the Company nor its Board of Directors may recommend any Company Acquisition Proposal or effect a Company Change in Recommendation; and provided, further, that, any "stop-look-and-listen" communication by the Company or its Board of Directors to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the stockholders of the Company in connection with the making or amendment of a tender offer or exchange offer containing the substance of a "stop-look-and-listen" communication pursuant to such Rule 14d-9(f)) shall not be considered a Company Change in Recommendation.

        SECTION 6.5    Parent Acquisition Proposals.

          (a)   Parent agrees that none of it or its subsidiaries and none of their respective officers, directors, investment bankers, financial advisors, attorneys, accountants, consultants or other agents, advisors or representatives (collectively, the "Parent Representatives") shall, (i) directly or indirectly, initiate, solicit, encourage or facilitate any inquiries, or the making, submission or reaffirmation of any proposal or offer, with respect to a tender offer or exchange offer, merger, reorganization, share exchange, consolidation or other business combination involving Parent or any of its significant subsidiaries or any acquisition in any manner of an equity interest representing a 20% or greater economic or voting interest in Parent or any of its significant subsidiaries, or with respect to the assets, securities or ownership interests of or in Parent or any of its subsidiaries representing 20% or more of the consolidated assets of Parent and its subsidiaries, in each case other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as a "Parent Acquisition Proposal"), or (ii) directly or indirectly, engage in, approve or enter into any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to any person relating to, a Parent Acquisition Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Parent Requisite Vote, Parent may (A) provide access to its properties, books and records in response to a request therefor by a person who has made an unsolicited bona fide written Parent Acquisition Proposal or (B) engage in any negotiations or discussions with any person who has made an unsolicited bona fide written Parent Acquisition Proposal, if and only to the extent that prior to taking any of the actions set forth in clauses (A) or (B), (w) Parent receives from the party so requesting such access or information or making such proposal an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for Parent to be able to comply with its obligations under this Agreement and it being understood that Parent may enter into a confidentiality agreement without a standstill provision or with a standstill provision that is less favorable to Parent than the standstill provision contained in the Confidentiality Agreement if it waives or similarly modifies the standstill provision in the Confidentiality Agreement), (x) the Supervisory and Executive Boards of Parent shall have determined in good faith, after consultation with Parent's outside legal counsel and financial advisors, that such Parent Acquisition Proposal constitutes, or is reasonably expected to lead to, a Parent Superior Proposal, (y) Parent has complied with its obligations under this Section 6.5, and (z) Parent shall inform the Company prior to the taking by it of any such action. A "Parent Superior Proposal" means a Parent Acquisition Proposal (with the references to "20% or greater" and "20% or more" contained therein being replaced with "greater than 50%") that is reasonably capable of being consummated, taking into account all legal, financial, regulatory, timing, and similar aspects of, and conditions to, the proposal, the likelihood of obtaining necessary financing and the person making the proposal, and that, if consummated, would result in a transaction more favorable to Parent, Parent's business and Parent's stakeholders than the transaction contemplated by this Agreement (after giving effect to any adjustments to the terms and provisions of this Agreement proposed by the Company in response to such Parent Acquisition Proposal). Parent shall use its reasonable best efforts to take the necessary steps promptly to inform the Parent Representatives of the obligations undertaken in this Section 6.5.

          (b)   Parent agrees that neither Parent, any subsidiary of Parent, Parent's Supervisory or Executive Boards or any committee thereof shall (i) unless required to do so by applicable Law, withhold, withdraw or modify in any manner adverse to the Company the Parent Board Recommendation contained in the Parent Circular or (ii) approve of or recommend (each a "Change in Parent Recommendation") or approve or enter into any letter of intent, agreement, memorandum of understanding or Contract with respect to a Parent Acquisition Proposal. Notwithstanding the foregoing, if, at any time prior to obtaining the Parent Requisite Vote, Parent receives an unsolicited Parent Superior Proposal, Parent's Supervisory and Executive Boards may effect a Change in Parent Recommendation or terminate this Agreement to enter into an agreement for a Parent Superior Proposal; provided that the Supervisory and Executive Boards of Parent may not effect such a Change in Parent Recommendation or termination of this Agreement unless (i) the Supervisory and Executive Board shall have first provided prior written notice to the Company that they are prepared to effect a Change in Parent Recommendation or terminate this Agreement in response to a Parent Superior Proposal, which notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Parent Superior

  Proposal and all other material information relating to such Parent Superior Proposal in reasonable detail, and (ii) the Company does not make, within three business days after the receipt of such notice, a proposal that the Supervisory and Executive Boards determine in good faith, after consultation with Parent's financial advisors and outside legal counsel, is at least as favorable to Parent, Parent's business and Parent's stakeholders as such Parent Superior Proposal. Parent shall be required to comply with the foregoing, including such three business day notice period, each time it proposes to effect a Change in Parent Recommendation or terminate this Agreement in response to a Parent Superior Proposal, including in respect of any change in price or any material other amendments or modifications of an existing Parent Superior Proposal. Parent agrees that, during the three business day period prior to its terminating this Agreement, Parent and the Parent Representatives shall negotiate in good faith with the Company and the Company Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by the Company.

          (c)   Parent shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Parent Acquisition Proposal. Parent also shall, if it has not already done so, promptly request that each person, if any, that has heretofore executed a confidentiality agreement within the 12 months prior to the date of this Agreement in connection with its consideration of any Parent Acquisition Proposal to return or destroy all confidential information or data heretofore furnished to any person by or on behalf of it or any of its subsidiaries.

          (d)   Promptly (and in any event within one business day) after receipt by Parent, its subsidiaries or any of the Parent Representatives of any Parent Acquisition Proposal, or if any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Parent, its subsidiaries or any of its or their respective directors, officers or the Parent Representatives with respect to any Parent Acquisition Proposal, Parent shall provide the Company with written notice of the material terms and conditions of any Parent Acquisition Proposal or the identity of any party making any Parent Acquisition Proposal or requesting non-public information or seeking such discussions or negotiations, and thereafter shall keep the Company informed, on a current basis, of the status and material terms and conditions of any proposals or offers (including any material modifications or developments with respect thereto). Parent shall contemporaneously make available to the Company (to the extent it has not previously done so) all nonpublic information made available to any person making a Parent Acquisition Proposal.

          (e)   Prior to the termination of this Agreement in accordance with Section 8.1, (i) nothing contained in this Section 6.5 shall limit in any way the obligations of Parent to convene and hold the Parent Stockholders Meeting in accordance with Section 6.1 of this Agreement and (ii) Parent shall not submit to the vote of its stockholders any matter relating to a Parent Acquisition Proposal other than the transactions contemplated by this Agreement.

          (f)    Notwithstanding the foregoing, in connection with the commencement of any tender offer or exchange offer with respect to the Parent Common Shares, nothing contained in this Section 6.5 shall prevent Parent or its Supervisory or Executive Boards from taking and disclosing to its stockholders a position required to be disclosed by any applicable Law; provided that, unless permitted by and in compliance with this Section 6.5, neither Parent nor its Supervisory or Executive Boards may recommend any Parent Acquisition Proposal or effect a Parent Change in Recommendation; and provided, further, that, any "stop-look-and-listen" communication or any similar communication by Parent or its Supervisory or Executive Boards to the stockholders of Parent pursuant to applicable Law shall not be considered a Parent Change in Recommendation.

        SECTION 6.6    Employment and Employee Benefits Matters.

          (a)   For a period of 12 months following the Effective Time, Parent shall, or shall cause its subsidiaries to, maintain a severance pay practice, program or arrangement for the benefit of those individuals who are employed by the Company or any of its subsidiaries immediately prior to the Effective Time (the "Affected Employees") that is no less favorable than such practice, program or arrangement in effect immediately prior to the Effective Time with respect to such Affected Employees.

          (b)   Parent agrees that, from the Effective Time through December 31, 2006, the Company Employees will continue to be provided with benefits under employee benefit plans that are no less favorable in the aggregate (the "Continued Benefits"), and salaries or hourly wage rates that are no less, than those provided by the Company and its subsidiaries to such employees at the Closing. Thereafter, Parent intends to provide common benefit plans and programs to its employees and those of the Surviving Corporation. Notwithstanding the foregoing, the Continued Benefits provided to the Company Employees will be extended through June 30, 2007, if each of the members of Parent's Executive Board who were, immediately prior to the Effective Time, employees of the Company, deliver a written notice to Parent, by October 31, 2006, that such Continued Benefits shall be so extended. Parent shall, or shall cause the Surviving Corporation to, honor, fulfill and discharge all legally binding employee benefit obligations to Company Employees under the Company Plans and all legally binding employee severance plans (or policies) in existence on the date hereof and all legally binding employment or severance agreements entered into by the Company or adopted by the board of directors of the Company prior to the date hereof, as amended consistent with the terms of this Agreement. To the extent permitted under applicable Law, Parent shall, or shall cause its subsidiaries to, give Affected Employees full credit for purposes of eligibility to participate, vesting and determining early retirement, severance, disability, post-retirement medical and vacation entitlement under the employee benefit plans or arrangements maintained by Parent or in which such Affected Employees participate for such Affected Employees' service with the Company or its subsidiaries to the same extent recognized by the Company or such subsidiaries immediately prior to the Effective Time.

          (c)   To the extent permitted under applicable Law, with respect to any welfare benefit plans maintained by Parent for the benefit of Affected Employees on and after the Closing Date, Parent shall, or shall cause its subsidiaries to, (i) cause there to be waived any eligibility requirements or pre-existing condition limitations or waiting period requirements to the same extent waived under comparable plans of the Company and its subsidiaries and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, amounts paid by such Affected Employees with respect to similar plans maintained by the Company and its subsidiaries.

          (d)   Nothing herein expressed or implied shall confer upon any of the employees of Parent, the Company, or any of their affiliates, any rights or remedies, including, without limitation, any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of the Agreement.

          (e)   The Company and Parent agree to reasonably cooperate to avoid or mitigate the effects of Sections 280G of the Code (including but not limited to taxes and the loss of deductibility of payments) with respect to any amounts or benefits payable to the Company Employees

        SECTION 6.7    Directors' and Officers' Indemnification and Insurance.

          (a)   From and following the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each present (as of the Effective Time) and former officer or director of the Company and its subsidiaries (the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including reasonable attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions taken by them in their capacity as officers or directors prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL. Each Indemnified Party will be entitled to advancement of reasonable expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent or the Surviving Corporation within ten business days of receipt by Parent from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

          (b)   The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company's Certificate of Incorporation and By-laws.

          (c)   The Surviving Corporation shall maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time the current directors' and officers' liability insurance policies maintained by the Company and the current fiduciary liability insurance policies maintained by the Company (provided that Parent or the Surviving Corporation may (i) substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to any beneficiary thereof or (ii) arrange for "tail" coverage for such six-year period under the Company's current directors' and officers' liability insurance policies) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that during this period, the Surviving Corporation shall not be required to maintain any coverage in excess of the amount that can be obtained for the remainder of the period for an annual premium of 200% of the current annual premium paid by the Company for its existing coverage, the amount of which is set forth in Section 6.7(c) of the Company Disclosure Schedule.

          (d)   The obligations of Parent and the Surviving Corporation under this Section 6.7 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Party to whom this Section 6.7 applies without the consent of the affected Indemnified Party. If Parent or the Surviving Corporation or any of its respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section.

          (e)   This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

        SECTION 6.8    Further Actions.

          (a)   Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act, a merger notification pursuant to the ECMR and any other filings required by any other applicable Antitrust Law with respect to the transactions contemplated hereby as promptly as practicable after the date hereof, (ii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, the ECMR or any other applicable Antitrust Law and (iii) to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods with respect to the approval of the Merger under the HSR Act, the ECMR and any other applicable Antitrust Laws.

          (b)   Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.8(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, ECMR or any other applicable Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with any written notices or other communications received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ"), the European Commission or any other U.S. or foreign Governmental Entity and of any notices or other communications received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences in accordance with Antitrust Law. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the ECMR, Foreign Antitrust Laws, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

          (c)   In furtherance and not in limitation of the covenants of the parties contained in Sections 6.8(a) and (b), each party hereto shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any applicable Antitrust Law. Notwithstanding anything to the contrary in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to consummate the Merger, in no event shall Parent or any of its subsidiaries or affiliates be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any action (i) the effectiveness or consummation of which is not conditional on the consummation of the Merger or (ii) that would, individually or in the aggregate, have, or reasonably be expected to have, (A) a Company Material Adverse Effect, (B) a Parent Material Adverse Effect or (C) a material adverse effect on the business, assets, properties, liabilities, financial condition or results of operations of Parent and its subsidiaries taken as a whole after giving effect to the Merger, taking into account the anticipated benefits to be achieved from effecting the Merger.

          (d)   In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or a private party challenging any transaction contemplated by this Agreement, each of the parties (i) shall cooperate with the others and use its respective reasonable best efforts to defend, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order that is in effect (until all appeals are exhausted, if necessary) and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and (ii) shall defend, at their costs and expense, any action or actions, whether administrative or judicial, in connection with the transactions contemplated by this Agreement.

          (e)   Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.8 shall limit a party's right to terminate this Agreement pursuant to Section 8.1(b) so long as such party has up to then complied in all material respects with its obligations under this Section 6.8.

          (f)    Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not take any action, agree to take any action or consent to the taking of any action pursuant to this Section 6.8 (including with respect to selling, holding separate or otherwise disposing of assets or conducting its business in a specified manner) without the prior written consent of Parent.

        SECTION 6.9    Public Announcements.    Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final, reasonable discretion of the disclosing party. In addition, the Company agrees that it will not make any communication to Company Employees regarding their right to payments or other benefits in connection with the transactions contemplated hereby (including the funding of any rabbi trust) without the prior consent of Parent (which consent shall not be unreasonably withheld or delayed).

        SECTION 6.10    Takeover Statutes.    If any Takeover Statute or Parent Takeover Statute is or may become applicable to the transactions contemplated by this Agreement, each of the Company and its Board of Directors and Parent and its Supervisory and Executive Boards shall, subject to applicable Law, grant any approvals and take any actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise act to eliminate or minimize the effects of any Takeover Statute or Parent Takeover Statute on these transactions.

        SECTION 6.11    Trading/Listing Applications; Establishment of Parent Depository Shares.    Parent shall promptly prepare and submit (i) to the AFM and/or Euronext Amsterdam applications with respect to the admission of the Parent Common Shares issuable pursuant to the Merger to trading on Eurolist by Euronext Amsterdam and (ii) to the NYSE a listing application in respect of the Parent Depository Shares evidenced by Parent ADRs issuable pursuant to the Merger, and shall use reasonable best efforts to obtain, prior to the Effective Time, approval for the admission to listing and trading of the Parent Common Shares, in the case of the AFM and/or Euronext Amsterdam, respectively, subject only to issuance, and the listing of the Parent Depository Shares evidenced by Parent ADRs, in the case of the NYSE, subject to official notice of issuance. Parent shall supply all such information, give all such undertakings, execute all such documents, pay all such fees and do or procure to be done all such things as may reasonably be necessary or required by the AFM and/or Euronext Amsterdam or the NYSE for the purpose of obtaining admission of the Parent Common Shares and Parent Depository Shares evidenced by Parent ADRs, as applicable, issuable pursuant to the Merger to trading on Eurolist by Euronext Amsterdam and the NYSE, as applicable. The Company shall supply all such information as may reasonably be necessary or required by the AFM and/or Euronext Amsterdam or the NYSE for the purpose of obtaining admission of the Parent Common Shares and Parent Depository Shares evidenced by Parent ADRs, as applicable, issuable pursuant to the Merger to trading on Eurolist by Euronext Amsterdam and the NYSE, as applicable. Each of Parent and the Company agrees, as to itself and its subsidiaries, that all such information supplied by it in connection with the application for admission to trading on Eurolist by Euronext Amsterdam and to listing on the NYSE with respect to itself and its subsidiaries will be substantially in accordance with the facts and will not omit anything likely to affect the import of that information.

        SECTION 6.12    Agreements of Company Affiliates.    The Company shall promptly cause to be prepared and delivered to Parent a list identifying all persons who may be deemed to be as of the date of the Company Stockholders Meeting "affiliates" of the Company for purposes of Rule 145 under the Securities Act (the "Company Affiliates"), and shall use its reasonable best efforts to cause each Company Affiliate to deliver to Parent an executed agreement in customary form regarding matters related to Rule 145 promulgated under the Securities Act on or prior to the Closing Date.

        SECTION 6.13    Section 16(b).    The Company shall take all steps reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        SECTION 6.14    Third Party Consents.    The Company shall use its reasonable best efforts to promptly obtain all consents, approvals, authorizations, and waivers of, and to give all notices to, each third party that may be necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including obtaining all consents, approvals, authorizations and waivers, and giving all notices, required under the Contracts listed on Section 3.5(a) of the Company Disclosure Schedule; provided, however, that the Company shall not amend or agree to amend, or waive any material right or material economic benefit under, any Material Contract in connection with obtaining such consents, approvals, authorizations and waivers without Parent's prior written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that, in connection with obtaining such consents, approvals, authorizations and waivers, or the giving of such notices, the Company shall not incur any out of pocket costs or any other obligation or liability without Parent's prior written consent (which consent shall not be unreasonably withheld or delayed), unless such costs, obligation or liability is de minimis in nature.

        SECTION 6.15    Financing.    At the cost and expense of Parent, the Company agrees to, and to cause its subsidiaries and its and their respective officers, employees, advisors and accountants to, reasonably cooperate with Parent and Merger Sub in connection with the arrangement by Parent of any financing to be consummated prior to or contemporaneously with the Closing in respect of the transactions contemplated by this Agreement, including any refinancing or replacement of any existing, or the arrangement of any new, facility for Indebtedness of the Company or its subsidiaries, or commencing any tender offer and/or consent solicitation (subject to consummation of the Merger) with respect to the Company's outstanding notes or bonds. Without limiting the generality of the foregoing, such cooperation shall include participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, rating agency presentations, private placement memoranda, prospectuses and similar documents, comfort letters of accountants and legal opinions, as may be reasonably requested by Parent. In conjunction with the obtaining of any such financing, the Company agrees, at the reasonable request of Parent, to call for prepayment or redemption, or to prepay or redeem, or to attempt to renegotiate the terms of, any then existing Indebtedness of the Company or any of its subsidiaries; provided that no such prepayment or redemption or call for prepayment or redemption or renegotiated terms shall actually be made or become effective (nor shall the Company be required to incur any liability in respect of any such prepayment or redemption or call therefor or renegotiation thereof) prior to the Effective Time.

        SECTION 6.16    Parent and Company Boards; Priority Foundation.

          (a)   Prior to the Effective Time, Parent and the Priority Foundation (if it is not liquidated and dissolved) shall take such actions as are necessary to cause Parent's Executive Board to consist of four members and its Supervisory Board to consist of ten members, in each case as of the Effective Time. The members of the Executive Board and the Supervisory Board at the Effective Time shall be as set forth on Section 6.16(a) of the Parent Disclosure Schedule, and Parent shall take such actions as are necessary to cause the current members of such boards whose names are not set forth on Section 6.16(a) of the Parent Disclosure Schedule to resign from such boards as of the Effective Time. For the avoidance of doubt, Parent shall have the right, in its sole discretion, to liquidate and dissolve the Priority Foundation at any time and shall be entitled to take all actions necessary to accomplish the foregoing, including all such actions as are necessary to cause the Articles of Association to be amended to reflect the abolition of the Priority Shares; provided that, in connection with any such liquidation and dissolution between the date hereof and the date that is 18 months following the Effective Time, if any of the rights currently held by the Priority Foundation are dissolved or reallocated, all action will be taken by the Executive Board or the Supervisory Board of Parent, to the extent within their respective powers and duties, reasonably necessary to prevent such dissolution or reallocation from adversely impacting or circumventing the rights of the Company under this Agreement or of the members of the Board of Directors of the Company who may have rights under the resolutions that are to be adopted pursuant to Section 6.16(b). Unless Parent elects to liquidate and dissolve the Priority Foundation prior to or in connection with the Closing, as of the Effective Time, the Priority Foundation and Parent shall take such actions as are necessary to cause the Board of Directors of the Priority Foundation, as of the Effective Time, to consist of the fourteen members set forth on Section 6.16(a) of the Parent Disclosure Schedule, and the Priority Foundation shall take such actions as are necessary to cause the current members of its Board of Directors whose names are not set forth on Section 6.16(a) of the Parent Disclosure Schedule to resign from the Priority Foundation as of the Effective Time.

          (b)   In connection with the foregoing, prior to the Effective Time, the Supervisory Board of Parent and the Board of Directors of the Priority Foundation shall unanimously adopt the resolutions set forth in Section 6.16(b) of the Parent Disclosure Schedule, which resolutions shall be effective as of the Effective Time.

          (c)   At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and, as specified by Parent reasonably in advance of the Closing, all directors of each subsidiary of the Company, in each case, effective at the Effective Time.

        SECTION 6.17    Letters of Accountants.

          (a)   The Company shall use its reasonable best efforts to cause to be delivered to the Executive and Supervisory Boards of Parent "comfort" letters of PricewaterhouseCoopers LLP, the Company's independent public accountants, dated the effective date of the Form F-4 and the Closing Date, respectively, and addressed to the Company and its Board of Directors and Parent and its Supervisory and Executive Boards, in form reasonably satisfactory to Parent and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form F-4 and the European Prospectus.

          (b)   Parent shall use its reasonable best efforts to cause to be delivered to the Board of Directors of the Company "comfort" letters of Ernst & Young LLP, Parent's independent public accountants, dated the effective date of the Form F-4 and the Closing Date, respectively, and addressed to Parent and its Supervisory and Executive Boards and the Company and its Board of Directors, in form reasonably satisfactory to the Company and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form F-4 and the European Prospectus.

        SECTION 6.18    IFRS Financials.    As promptly as practicable after the date hereof, the Company shall prepare and deliver to Parent such financial information as may be required by the AFM, including financial information prepared in accordance with IFRS, in the form required by the AFM, pursuant to the Commission Regulation 809/2004 implementing Directive 2003/71/EC (as further supplemented in the Securities Transactions (Supervision) Act 1995 (Wet toezicht effectenverkeer 1995), and the rules and regulations promulgated thereunder). In addition, the Company shall, as promptly as practicable, use its reasonable best efforts to prepare and deliver to Parent such other financial statements and information as Parent may reasonably request, including financial statements and information either prepared in accordance with IFRS or in accordance with U.S. generally accepted accounting principles with a reconciliation to IFRS.

        SECTION 6.19    Certain Charges.    The Company agrees to use its best efforts to take, and to take all actions necessary or appropriate for it to be able to take, prior to the Closing, all charges on its books to its earnings, in an appropriate amount, related to IMS Health Finance Ltd. and to the potential winding up, dissolution, reorganization or restructuring thereof (the "Reorganization"). In addition, the parties agree to cooperate with each other in finalizing an appropriate plan to effect the Reorganization in an expeditious and tax efficient manner and take all reasonable actions prior to Closing to expedite the consummation of the Reorganization. Notwithstanding the foregoing, the Company has no intention of effecting the Reorganization or taking any action that would require it to incur any charge on its books relating to IMS Health Finance Ltd. or the Reorganization unless and until all conditions set forth in Article VII (other than Section 7.2(e)) to the Company's, Parent's or Merger Sub's obligation to effect the Merger have been satisfied or waived (excluding conditions that, by their terms, cannot be satisfied until the Closing).

ARTICLE VII

CONDITIONS OF MERGER

        SECTION 7.1    Conditions to Obligation of Each Party to Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver (provided that Parent shall be entitled to waive satisfaction of the conditions set forth in clauses (iv) and (v) of Section 7.1(b) in its sole discretion so long as such waiver would not reasonably be expected to lead to criminal prosecution or civil liability of any director, officer or employee of the Company or its subsidiaries) at or prior to the Effective Time of the following conditions:

          (a)   This Agreement shall have been adopted by the stockholders of the Company by the Company Requisite Vote and the stockholders of Parent shall have approved all the matters contemplated by Section 4.4 of this Agreement by the Parent Requisite Vote.

          (b)   (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; (ii) all required approvals by the European Commission applicable to the Merger under applicable Law shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired; (iii) all required approvals of the competent authority of any member state of the European Union applicable to the Merger under applicable Law shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired; (iv) all approvals required to consummate the Merger pursuant to any Foreign Antitrust Law of the jurisdictions listed in Section 7.1(b) of the Parent Disclosure Schedule shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired; and (v) all other required approvals of any Governmental Entity under applicable Law (including any Foreign Antitrust Law) shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired, except, in the case of this cause (v), if failure to obtain such approval or failure of such waiting period to terminate or expire would not reasonably be expected to (A) individually or in the aggregate, have (x) a Company Material Adverse Effect, (y) a Parent Material Adverse Effect or (z) a material adverse effect on the business, assets, properties, liabilities, financial condition or results of operations of Parent and its subsidiaries taken as a whole after giving effect to the Merger, taking into account the anticipated benefits to be achieved from effecting the Merger, or (B) lead to criminal prosecution or civil liability of any director, officer or employee of the Company, Parent or their respective subsidiaries.

          (c)   Each of the Form F-4 and the European Prospectus shall have become effective or been approved, as applicable, and no stop order or other order or directive suspending the effectiveness or approval of either the Form F-4 or the European Prospectus shall then be in effect, and no proceeding for that purpose shall then be threatened by the SEC or the AFM or other competent Governmental Entity or shall have been initiated by the SEC or the AFM or other competent Governmental Entity and not concluded or withdrawn and all state securities or "blue sky" permits or approvals required to consummate the Merger shall have been received.

          (d)   The Parent Common Shares (including Parent Common Shares underlying Parent Depository Shares) to be issued pursuant to the Merger shall have been admitted to trading on Eurolist by Euronext Amsterdam and this admission shall have become effective in accordance with applicable Dutch securities Laws and the rules and regulations of Euronext Amsterdam and the Parent Depository Shares evidenced by Parent ADRs to be issued pursuant to the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

          (e)   (i) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered executive order, stay decree, ruling, injunction or other judgment (whether temporary, preliminary or permanent) (any of the foregoing, an ("Order") or Law which is in effect which would, and (ii) there shall not be instituted or pending any action, suit or proceeding in which any Governmental Entity seeks to, in either case (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other transactions contemplated by this Agreement or (B) cause the transactions contemplated by this Agreement to be rescinded following consummation.

        SECTION 7.2    Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a)   (i) Each of the representations and warranties of the Company set forth in Section 3.3 (other than immaterial inaccuracies in the second, third, fourth and fifth sentences of Section 3.3(a)) shall be true and correct, (ii) each of the representations and warranties of the Company set forth in Sections 3.1, 3.4, 3.16 and 3.17 shall be true and correct in all material respects and (ii) each of the other representations and warranties of the Company contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or a Company Material Adverse Effect or any similar standard or qualification) shall be true and correct except to the extent that all failures of such representations and warranties to be so true and correct (disregarding all qualifications and exceptions contained therein regarding materiality or a Company Material Adverse Effect or any similar standard or qualification), individually or in the aggregate, have not had, and would not reasonably be expected to have, a

  Company Material Adverse Effect, in each case of clauses (i) through (iii) above as of the date of this Agreement and as of the Closing Date as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct only as of the specified date).

          (b)   The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date.

          (c)   Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

          (d)   Parent shall be reasonably satisfied (having taken appropriate steps to try to assess its status) that it will qualify as a "foreign private issuer" (as such term is defined in Rule 405 promulgated under the Securities Act and Rule 3b-4 promulgated under the Exchange Act) at the time of the Closing; provided that the condition specified by this Section 7.2(d) shall automatically be deemed to be satisfied on April 28, 2006, if it has not previously been satisfied or waived by Parent and, assuming that all other conditions to Closing specified in this Article VII have been satisfied or waived (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions), the Closing shall take place on such date.

          (e)   The Company shall have taken, and shall have taken all actions necessary or appropriate for it to be able to take, a charge on its books to its earnings in an amount equal to any probable and estimable US and foreign Tax costs (as determined pursuant to U.S. generally accepted accounting principles) in respect of the Reorganization; provided that the Company shall be under no obligation to make any determination to effect the Reorganization or to incur any charge on its books until all other conditions set forth in this Article VII to the Company's, Parent's or Merger Sub's obligation to effect the Merger have been satisfied or waived (excluding conditions that, by their terms, cannot be satisfied until the Closing).

        SECTION 7.3    Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a)   (i) Each of the representations and warranties of Parent and Merger Sub set forth in Sections 4.1, 4.3, 4.4, 4.16 and 4.17 shall be true and correct in all material respects and (ii) each of the other representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or a Parent Material Adverse Effect or any similar standard or qualification) shall be true and correct except to the extent that all failures of such representations and warranties to be so true and correct (disregarding all qualifications and exceptions contained therein regarding materiality or a Parent Material Adverse Effect or any similar standard or qualification), individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, in each case of clauses (i) and (ii) above as of the date of this Agreement and as of the Closing Date as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct only as of the specified date).

          (b)   Each of Parent, Holdings, Merger Sub and the Priority Foundation shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date.

          (c)   The Company shall have received certificates of the Chief Executive Officer or the Chief Financial Officer of Parent, certifying that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

        SECTION 8.1    Termination.    Subject to the terms hereof, this Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company:

          (a)   by mutual written consent of Parent, Merger Sub and the Company;

          (b)   by either Parent or the Company if any Governmental Entity shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such Order or other action is or shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used its reasonable best efforts to prevent the issuance of such Order and to cause any such Order to be vacated or otherwise rendered of no effect;

          (c)   by either Parent or the Company if the Effective Time shall not have occurred on or before April 28, 2006 (the "Termination Date"); provided, however, that, if either (i) the conditions to Closing specified in Sections 7.1(b) and 7.1(e) shall have not been fulfilled on the Termination Date or (ii) the conditions to Closing specified in Section 7.1(c) shall have not been satisfied on the date that is 35 business days prior to the Termination Date, then either the Company or Parent may extend such date to July 28, 2006; and provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

          (d)   by the Company:

            (i)    if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Parent, Holdings, Merger Sub or the Priority Foundation contained in this Agreement, or if any such representation or warranty shall have become untrue or inaccurate, such that (A) the conditions set forth in Sections 7.3(a) or 7.3(b) would not be satisfied and (B) such breach or inaccuracy is not reasonably capable of being cured or, if reasonably capable of being cured, shall not have been cured prior to the earlier of (I) 20 business days following notice of such breach or inaccuracy and (II) the day prior to the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

            (ii)   if the Supervisory or Executive Board of Parent (A) shall have effected or resolved to effect, or pursuant to Section 6.5(b) shall have provided notice to the Company that it is prepared to effect, a Change in Parent Recommendation, (B) shall have recommended to the stockholders of Parent a Parent Acquisition Proposal other than the Merger, or (C) shall have resolved to effect the foregoing; or

            (iii)  prior to obtaining the Company Requisite Vote, pursuant to and in accordance with Section 6.4 (including the last three sentences of Section 6.4(b)) in order to enter into a definitive agreement providing for the implementation of a Company Superior Proposal, so long as prior to or concurrently with such termination the Company pays the Termination Fee (as defined in Section 8.2(b)) to Parent;

          (e)   by Parent:

            (i)    if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, or if any such representation or warranty shall have become untrue or inaccurate, such that (A) the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and (B) such breach or inaccuracy is not reasonably capable of being cured or, if reasonably capable of being cured, shall not have been cured prior to the earlier of (I) 20 business days following notice of such breach or inaccuracy and (II) the day prior to the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent, Holdings, Merger Sub or the Priority Foundation is then in material breach of any of their representations, warranties, covenants or agreements contained in this Agreement;

            (ii)   if the Board of Directors of the Company (A) shall have failed to recommend this Agreement or the Merger or shall have effected or resolved to effect, or pursuant to Section 6.4(b) shall have provided notice to Parent that it is prepared to effect, a Change in Company Recommendation, (B) shall have recommended to the stockholders of the Company a Company Acquisition Proposal other than the Merger, or (C) shall have resolved to effect the foregoing; or

            (iii)  prior to obtaining the Parent Requisite Vote, pursuant to and in accordance with Section 6.5 (including the last three sentences of Section 6.5(b)) in order to enter into a definitive agreement providing for the implementation of a Parent Superior Proposal, so long as prior to or concurrently with such termination Parent pays the Termination Fee to the Company; or

          (f)    by either Parent or the Company if, (i) upon a vote taken thereon at the Company Stockholders Meeting, this Agreement shall not have been adopted by the Company Requisite Vote or (ii) upon a vote taken thereon at the Parent Stockholders Meeting, the Parent Requisite Vote shall have not been obtained.

        SECTION 8.2    Effect of Termination.

          (a)   In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Sections 3.16, 4.16, 6.3(b), this Section 8.2, Section 8.3 and Article IX, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any breach hereof occurring prior to such termination.

          (b)   In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(iii) or by Parent pursuant to Section 8.1(e)(ii), then the Company shall pay $125,000,000 (such amount, the "Termination Fee") to Parent, at or prior to the time of termination in the case of a termination pursuant to Section 8.1(d)(iii) or as promptly as possible (but in any event within two business days) in the case of a termination pursuant to Section 8.1(e)(ii), in each case payable by wire transfer of same day funds.

          (c)   In the event that this Agreement is terminated by Parent pursuant to Section 8.1(e)(iii) or by the Company pursuant to Section 8.1(d)(ii), then Parent shall pay the Termination Fee to the Company, at or prior to the termination in the case of a termination pursuant to Section 8.1(e)(iii) or as promptly as possible (but in any event within two business days) in the case of a termination pursuant to Section 8.1(d)(ii), in each case payable by wire transfer of same day funds.

          (d)   In the event that (i) this Agreement is terminated by Parent or the Company pursuant to clause (i) of Section 8.1(f) and a Company Acquisition Proposal shall have been made known to the Company or publicly disclosed and remain pending at the time the vote in respect of the Company Requisite Vote is taken at the Company Stockholders Meeting and (ii) within 12 months after this termination, the Company enters into an agreement in respect of any Company Acquisition Proposal or any Company Acquisition Proposal is consummated, then the Company shall pay the Termination Fee to Parent, by wire transfer of same day funds on the date of the agreement in respect of the Company Acquisition Proposal or, if earlier, consummation of the Company Acquisition Proposal, as may be applicable.

          (e)   In the event that (i) this Agreement is terminated by Parent or the Company pursuant to clause (ii) of Section 8.1(f) and a Parent Acquisition Proposal shall have been made known to Parent or publicly disclosed and remain pending at the time the vote in respect of the Parent Requisite Vote is taken at the Parent Stockholders Meeting and (ii) within 12 months after this termination, Parent enters into an agreement in respect of any Parent Acquisition Proposal or any Parent Acquisition Proposal is consummated, then Parent shall pay the Termination Fee to the Company, by wire transfer of same day funds on the date of the agreement in respect of the Parent Acquisition Proposal or, if earlier, consummation of the Parent Acquisition Proposal, as may be applicable.

          (f)    Each of the Company and Parent acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. Accordingly, if either party fails to timely pay any amount due pursuant to this Section 8.2, and, in order to obtain the payment, the other party commences a suit which results in a judgment against the first party for the payment set forth in this Section 8.2, the losing party shall pay to the other party its reasonable costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the amount due from each date for payment until the date of the payment at the prime rate of Citibank, N.A. in effect on the date the payment was required to be made.

        SECTION 8.3    Expenses.    Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement, the Merger and the other transactions contemplated hereby, except that expenses incurred in connection with the filing, printing and mailing of the Form F-4, Company Proxy Statement and any disclosure document required in connection with the Parent Stockholders Meeting shall be shared equally by Parent and the Company.

        SECTION 8.4    Amendment.    This Agreement may be amended to the fullest extent permitted by Law by the parties hereto by action taken by or on behalf of their respective Boards of Directors or Supervisory or Executive Boards at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company, Merger Sub or Parent; provided, however, that no amendment shall be made after receipt of the Company Requisite Vote or the Parent Requisite Vote which by Law requires the further approval of the stockholders of either the Company, Merger Sub or Parent without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        SECTION 8.5    Waiver.    At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX

GENERAL PROVISIONS

        SECTION 9.1    Non-Survival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this Article IX.

        SECTION 9.2    Notices.    All notices, requests, claims, instructions, demands and other communications hereunder shall be effective if in writing and (i) delivered personally, (ii) sent by email, (iii) sent by facsimile or (iv) sent by overnight courier, in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  if to Parent, Holdings, Merger Sub or the Priority Foundation:

    VNU N.V.
    770 Broadway
    New York, NY 10003
    Attention: Chief Legal Officer
    Telephone: 646-654-5000
    Facsimile: 646 654-5060

  with an additional copy (which shall not constitute notice) to:

    Simpson Thacher & Bartlett LLP
    425 Lexington Avenue
    New York, NY 10017
    Attention: John G. Finley, Esq.
                     Peter S. Malloy, Esq.
    Telephone: 212-455-2000
    Facsimile: 212-455-2502

  if to the Company:

    IMS Health Incorporated
    1499 Post Road
    Fairfield, CT 06824
    Attention: General Counsel
    Telephone: 203-319-4700
    Facsimile: 203-319-4552

  with an additional copy (which shall not constitute notice) to:

    Sullivan & Cromwell LLP
    125 Broad Street
    New York, NY 10004
    Attention: Alan Sinsheimer, Esq.
                     Keith A. Pagnani, Esq.
    Telephone: 212-558-4000
    Facsimile: (212) 558-3588

        Such notices or other communications shall be deemed effective (i) on the date received, if delivered personally, (ii) on the date received if delivered by email or facsimile on a business day or, if not delivered on a business day, on the first business day thereafter and (iii) one business day after being sent by overnight courier.

        SECTION 9.3    Certain Definitions.    For purposes of this Agreement, the term:

          (a)   "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b)   "beneficial owner" with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares (and the term "beneficially owned" shall have a corresponding meaning);

          (c)   "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York;

          (d)   "control" (including the terms "controlled", "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise;

          (e)   "corresponding section" means the section of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, which corresponds to the section number of the representation or warranty qualified and each other section of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, which contains a disclosure where it is readily apparent on the face of the information disclosed that it should be an exception to such representation or warranty; provided that (x) there shall be no qualification or exception to the representations and warranties contained in Sections 3.8(b) and 4.8(b) of the Agreement and (y) the only qualifications or exceptions to Sections 5.1 and 5.2 shall be as explicitly set forth in Section 5.1 of the Company Disclosure Schedule or Section 5.2 of the Parent Disclosure Schedule, as applicable;

          (f)    "knowledge" (i) with respect to the Company means either the actual knowledge of such matter or the knowledge that would reasonably be expected to be obtained upon appropriate inquiry with respect to such matter of any of the persons set forth in Section 9.3(f) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means either the actual knowledge of such matter or the knowledge that would reasonably be expected to be obtained upon appropriate inquiry with respect to such matter of any of the persons set forth in Section 9.3(f) of the Parent Disclosure Schedule;

          (g)   "individually or in the aggregate", when used in reference to any matter qualified by Company Material Adverse Effect, Parent Material Adverse Effect or other material adverse effect, shall be deemed a reference to all matters so qualified;

          (h)   "Permitted Liens" means: (A) zoning restrictions, easements, rights-of-way or other restrictions on the use of real property (provided that such liens and restrictions were incurred prior to the date hereof and do not, individually or in the aggregate, materially interfere with the use of such real property or the Company's or its subsidiaries' operation of their respective businesses as currently operated); (B) pledges or deposits by the Company or any of its subsidiaries under workmen's compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business consistent with past practice; (C) Liens imposed by Law, including carriers', warehousemen's, landlords' and mechanics' liens, in each case incurred in the ordinary course of business consistent with past practice for sums not yet due or being contested in good faith by appropriate proceedings (provided appropriate reserves required pursuant to applicable generally accepted accounting principles have been made in respect thereof); (D) Liens for Taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings (provided appropriate reserves required pursuant to applicable generally accepted accounting principles have been made in respect thereof); and (E) Liens set forth on Section 9.3(h) of, in the case of the Company, the Company Disclosure Schedule or, in the case of Parent, the Parent Disclosure Schedule, with respect to the Indebtedness of such party or its subsidiaries in existence as of the date hereof, in each case as security for such Indebtedness and so long as there is no default under such Indebtedness;

          (i)    "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

          (j)    "subsidiary" of any person means any other person of which (i) such person or any subsidiary thereof is a general partner, (ii) such person and/or one or more of its subsidiaries holds voting power to elect a majority of the Board of Directors or other body performing similar functions or (iii) such person, directly or indirectly, owns more than 50% of the stock or other equity interests of such other person;

          (k)   "U.S. generally accepted accounting principles" shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein.

        SECTION 9.4    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

        SECTION 9.5    Entire Agreement; Assignment.    This Agreement (including the Exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement

constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. The Company Disclosure Schedule and the Parent Disclosure Schedule referred to herein and signed for identification by the parties hereto are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein. This Agreement shall not be assigned by operation of Law or otherwise.

        SECTION 9.6    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, including the provisions of Section 6.6, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Sections 2.1(a) and 6.7 which shall inure to the benefit of the persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof to the extent set forth therein.

        SECTION 9.7    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware.

        SECTION 9.8    Headings.    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 9.9    Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        SECTION 9.10    Jurisdiction.    Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

        SECTION 9.11    Interpretation.    When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", and the word "or" shall not be deemed to be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

        SECTION 9.12    WAIVER OF JURY TRIAL.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Signatures on the following page.]

        IN WITNESS WHEREOF, Parent, Merger Sub, the Company, Holdings and the Priority Foundation have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VNU N.V.
By:	/s/ EARL H. DOPPELT Name: Earl H. Doppelt Title: Authorised Person
ISAAC ACQUISITION CORP.
By:	/s/ EARL H. DOPPELT Name: Earl H. Doppelt Title: Chief Executive Officer and President
IMS HEALTH INCORPORATED
By:	/s/ ROBERT H. STEINFELD Name: Robert H. Steinfeld Title: Senior Vice President, General Counsel and Corporate Secretary
ISAAC HOLDING CORP. (solely for purposes of Article II)
By:	/s/ EARL H. DOPPELT Name: Earl H. Doppelt Title: Chief Executive Officer and President
STICHTING TOT BEHEER VAN DE PRIORITEITSAANDELEN IN VNU NV (solely for purposes of Sections 6.1(b), 6.16(a) and 6.16(b))
By:	/s/ FERDINAND W.H. VOSKENS Name: Ferdinand W.H. Voskens Title: Deputy Company Secretary

Exhibit 1.4(a)
Restated Certificate of Incorporation of the Surviving Corporation

RESTATED
CERTIFICATE OF INCORPORATION
of
IMS HEALTH INCORPORATED

        1.     The name of the corporation is IMS Health Incorporated (the "Corporation").

        2.     The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

        3.     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL") or any successor statute.

        4.     The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.

        5.     The business and affairs of the Corporation shall be managed by or under the direction of the board of directors of the Corporation (the "Board of Directors"). The size of the Board of Directors shall be determined as set forth in the by-laws of the Corporation (the "By-laws"). The election of directors need not be by written ballot unless and to the extent that the By-laws shall so require.

        6.     The Board of Directors, acting by majority vote, is expressly authorized to adopt, alter, amend or repeal the By-laws.

        7.     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereinafter prescribed by statute and all rights conferred upon stockholders herein are granted subject to this reservation.

        8.     A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as now in effect or as it may hereafter be amended. No amendment or repeal of this paragraph 8 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

        9.     The books of the Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the By-laws.

        10.   The Corporation shall not be governed by Section 203 of the DGCL.

Exhibit 1.4(b)
Amended and Restated By-Laws of the Surviving Corporation

AMENDED AND RESTATED
BY-LAWS
OF
IMS HEALTH INCORPORATED

Section 1. LAW, CERTIFICATE OF INCORPORATION AND BY-LAWS

        1.1.  These by-laws are subject to the certificate of incorporation of the corporation. In these by-laws, references to law, the certificate of incorporation and by-laws mean the law, the provisions of the certificate of incorporation and the by-laws as from time to time in effect.

Section 2.

STOCKHOLDERS

        2.1.    Annual Meeting.    If required by law, the annual meeting of stockholders shall be held each year on a date and at a time as shall be designated by the board of directors and stated in the notice of the meeting, which date shall be within thirteen months of the latest to occur of the organization of the corporation, its last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting. At the annual meeting, the stockholders shall elect a board of directors and transact such other business as may be required by law or these by-laws or as may properly come before the meeting.

        2.2.    Special Meetings.    A special meeting of the stockholders may be called at any time by the chairman of the board, if any, the chief executive officer, the president or the board of directors. A special meeting of the stockholders shall be called by the secretary, or in the case of the death, absence, incapacity or refusal of the secretary, by an assistant secretary or some other officer, upon written application of: (i) two or more directors or (ii) holders of a majority of the voting power of the stock outstanding and entitled to vote. A special meeting of the holders of any class or series of stock shall be called by the secretary, or in the case of the death, absence, incapacity or refusal of the secretary, by an assistant secretary or some other officer, upon written application of holders of a majority of the outstanding shares of such class or series. Any such application shall state the purpose or purposes of the proposed meeting. Any such call shall state the place, if any, date, hour, and purposes of the special meeting.

        2.3.    Place of Meeting.    All meetings of the stockholders for the election of directors or for any other purpose shall be held at such place, if any, within or without the State of Delaware as may be determined from time to time by the chairman of the board, if any, the president or the board of directors. Any adjourned session of any meeting of the stockholders shall be held at the place, if any, designated in the vote of adjournment.

        2.4.    Notice of Meetings.    Except as otherwise provided by law, a notice of each meeting of stockholders stating the place, if any, date and hour thereof and, in the case of a special meeting, the purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the meeting, to each stockholder entitled to vote thereat, and to each stockholder who, by law, by the certificate of incorporation or by these by-laws, is entitled to notice, and, if mailed, notice shall be given by depositing it in the United States mail, postage prepaid, and addressed to such stockholder at his, her or its address as it appears in the records of the corporation. Such notice shall be given by the secretary, or by an officer or person designated by the board of directors, or in the case of a special meeting by the officer calling the meeting. As to any adjourned session of any meeting of stockholders, notice of the adjourned meeting need not be given if the time and place, if any, thereof are announced at the meeting at which the adjournment was taken except that if the adjournment is for more than thirty days or if after the adjournment a new record date is set for the adjourned session, notice of any such adjourned session of the meeting shall be given in the manner heretofore described. No notice of any meeting of stockholders or any adjourned session thereof need be given to a stockholder if a written waiver of notice, executed before or after the meeting or such adjourned session by such stockholder, is filed with the records of the meeting or if the stockholder attends such meeting without objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the stockholders or any adjourned session thereof need be specified in any written waiver of notice.

        2.5.    Quorum of Stockholders.    At any meeting of the stockholders a quorum as to any matter shall consist of a majority of the votes entitled to be cast on the matter, except where a larger quorum is required by law, by the certificate of incorporation or by these by-laws. Any meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present. If a quorum is present at an original meeting, a quorum need not be present at an adjourned session of that meeting. Shares of its own stock belonging to the corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of any corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

        Stockholders may participate in a meeting of the stockholders by means of remote communication in accordance with applicable law. A stockholder participating in a meeting by this means is deemed to be present in person at the meeting.

        2.6.    Action by Vote.    When a quorum is present at any meeting, a plurality of the votes properly cast for election of directors shall elect and a majority of the votes properly cast upon any question other than an election of directors shall decide the question, except when a larger vote is required by law, by the certificate of incorporation or by these by-laws. No ballot shall be required for any election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election.

        2.7.    Action without Meetings.    Unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken by stockholders for or in connection with any corporate action may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in Delaware by hand or certified or registered mail, return receipt requested, to its principal place of business or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Each such written consent shall bear the date of signature of each stockholder who signs the consent. No written consent shall be effective to take the corporate action referred to therein unless written consents signed by a number of stockholders sufficient to take such action are delivered to the corporation in the manner specified in this paragraph within sixty days of the earliest dated consent so delivered.

        If action is taken by consent of stockholders and in accordance with the foregoing, there shall be filed with the records of the meetings of stockholders the writing or writings comprising such consent.

        If action is taken by less than unanimous consent of stockholders, prompt notice of the taking of such action without a meeting shall be given to those who have not consented in writing and who otherwise would be entitled to notice of the meeting if the action was taken at a meeting and a certificate signed and attested to by the secretary that such notice was given shall be filed with the records of the meetings of stockholders.

        In the event that the action which is consented to is such as would have required the filing of a certificate under any provision of the General Corporation Law of the State of Delaware, if such action had been voted upon by the stockholders at a meeting thereof, the certificate filed under such provision shall state, in lieu of any statement required by such provision concerning a vote of stockholders, that written consent has been given under Section 228 of said General Corporation Law and that written notice has been given as provided in such Section 228.

        2.8.    Proxy Representation.    Every stockholder may authorize another person or persons to act for him by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, objecting to or voting or participating at a meeting, or expressing consent or dissent without a meeting. Every proxy must be signed by the stockholder or by such stockholder's attorney-in-fact. No proxy shall be voted or acted upon after three years from its date unless such proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. The authorization of a proxy may but need not be limited to specified action; provided, however, that if a proxy limits its authorization to a meeting or meetings of stockholders, unless otherwise specifically provided such proxy shall entitle the holder thereof to vote at any adjourned session but shall not be valid after the final adjournment thereof.

        2.9.    Inspectors.    The directors or the person presiding at the meeting may, and shall if required by applicable law, appoint one or more inspectors of election and any substitute inspectors to act at the meeting or any adjournment thereof. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspectors shall make a report in writing of any challenge, question or matter determined by them and execute a certificate of any fact found by them.

        2.10.    List of Stockholders.    The secretary shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in such stockholder's name. The stock ledger shall be the only evidence as to who are stockholders entitled to examine such list or to vote in person or by proxy at such meeting.

Section 3.

BOARD OF DIRECTORS

        3.1.    Number.    The corporation shall have one or more directors, the number of directors to be determined from time to time by vote of the board of directors, subject to any requirements of the certificate of incorporation. Directors need not be holders of voting stock of the corporation, citizens of the United States, or residents of Delaware.

        3.2.    Tenure.    Except as otherwise provided by law, by the certificate of incorporation or by these by-laws, each director shall hold office until the next annual meeting and until his or her successor is elected and qualified, or until he or she sooner dies, resigns, is removed or becomes disqualified. There shall be no limitation on how many terms a director can serve, except as provided by law.

        3.3.    Powers.    The business and affairs of the corporation shall be managed by or under the direction of the board of directors who shall have and may exercise all the powers of the corporation and do all such lawful acts and things as are not by law, the certificate of incorporation or by these by-laws directed or required to be exercised or done by the stockholders.

        3.4.    Vacancies.    Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of all directors then in office, although less than a quorum, or by a sole remaining director, or by vote of the holders of a majority of the voting power of the stock outstanding and entitled to vote in the election of directors at a meeting called for the purpose, subject to any requirements of the certificate of incorporation, and in any case each director so chosen shall hold office until the next annual election and until his or her successor is duly elected and qualified, or until he or she sooner dies, resigns, is removed or becomes disqualified. The directors shall have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirements of law or of the certificate of incorporation or of these by-laws as to the number of directors required for a quorum or for any vote or other actions.

        3.5.    Organization.    Meetings of the board of directors shall be presided over by the chairman of the board, or in the chairman's absence by the chief executive officer, or in the absence of both persons by the president, or in the absence of all three persons, by a director chosen at the meeting. The secretary shall act as secretary of the meeting, but in the absence of the secretary, the person presiding at the meeting may appoint any person to act as secretary of the meeting.

        3.6.    Committees.    The board of directors may, by vote of a majority of the whole board, (a) designate, change the membership of or terminate the existence of any committee or committees, each committee to consist of one or more of the directors; (b) designate one or more directors as alternate members of any such committee who may replace any absent or disqualified member at any meeting of the committee; and (c) determine the extent to which each such committee shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, including the power to authorize the seal of the corporation to be affixed to all papers which require it and the power and authority to declare dividends or to authorize the issuance of stock; excepting, however, such powers which by law, by the certificate of incorporation or by these by-laws they are prohibited from so delegating. Except as the board of directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the board of directors or such rules, its business shall be conducted as nearly as may be in the same manner as is provided by these by-laws for the conduct of business by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors upon request. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.

        3.7.    Regular Meetings.    Regular meetings of the board of directors may be held without call or notice at such places within or without the State of Delaware and at such times as the board may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent directors. A regular meeting of the directors may be held without call or notice immediately after and at the same place as the annual meeting of stockholders.

        3.8.    Special Meetings.    Special meetings of the board of directors may be held at any time and at any place within or without the State of Delaware designated in the notice of the meeting, when called by the chairman of the board, if any, the chief executive officer, the president or by two or more directors, reasonable notice thereof being given to each director by the secretary or by the chairman of the board, if any, the president or any one of the directors calling the meeting.

        3.9.    Notice.    It shall be reasonable and sufficient notice to a director of a special meeting if and only if (A) notice is sent at least twenty-four hours before the meeting both (i) by mail or by facsimile addressed to him or her at his or her usual or last known business address and (ii) by email addressed to him or her at his or her usual or last known email address or (B) notice is given to him or her in person at least twenty-four hours before the meeting. Each director shall file and maintain current with the secretary of the corporation his or her mailing, facsimile and email addresses. Notice of a meeting need not be given to any director if a written waiver of notice, executed by him or her before or after the meeting, is filed with the records of the meeting, or to any director who attends the meeting without objecting at the beginning of the meeting to the transaction of business because the meeting is not duly called or convened. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

        3.10.    Quorum.    Except as may be otherwise provided by law, by the certificate of incorporation or by these by-laws, at any meeting of the directors a quorum shall consist of a majority of the directors then in office, but in no event shall a quorum be less than one-third of the whole board of directors. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

        3.11.    Action by Vote.    Except as may be otherwise provided by law, by the certificate of incorporation or by these by-laws, when a quorum is present at any meeting the vote of a majority of the directors present shall be the act of the board of directors.

        3.12.    Action Without a Meeting.    Any action required or permitted to be taken at any meeting of the board of directors or a committee thereof may be taken without a meeting if all the members of the board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or electronic transmission or transmissions are filed with the records of the meetings of the board or of such committee. Such consent shall be treated for all purposes as the act of the board or of such committee, as the case may be.

        3.13.    Participation in Meetings by Conference Telephone.    Members of the board of directors, or any committee designated by such board, may participate in a meeting of such board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by law. Such participation shall constitute presence in person at such meeting.

        3.14.    Compensation.    In the discretion of the board of directors, each director may be paid such fees for his or her services as director (including as a member of one or more committees of the board of directors) and be reimbursed for his or her reasonable expenses incurred in the performance of his or her duties as director as the board of directors from time to time may determine. Nothing contained in this section shall be construed to preclude any director from serving the corporation in any other capacity and receiving reasonable compensation therefor.

        3.15.    Interested Directors and Officers.

        (a)   No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of the corporation's directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if:

          (1)   The material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

          (2)   The material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

          (3)   The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee thereof, or the stockholders.

          (b)   Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee that authorizes the contract or transaction.

        3.16.    Reliance Upon Books and Records.    A member of the board of directors, or a member of any committee designated by the board of directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation's officers, employees, agents, committees, or by any other person as to matters the member reasonably believes are within such other person's or persons' professional or expert competence, and who has been selected with reasonable care by or on behalf of the corporation.

Section 4.

OFFICERS AND AGENTS

        4.1.    Enumeration; Qualification.    The officers of the corporation shall be a chief executive officer, a president, a treasurer, a secretary and such other officers, if any, as the board of directors from time to time may in its discretion elect or appoint including without limitation a chairman of the board, one or more vice presidents and a controller. The corporation may also have such agents, if any, as the board of directors from time to time may in its discretion choose. Any officer may be but none need be a director or stockholder. Any two or more offices may be held by the same person.

        4.2.    Powers.    Subject to law, to the certificate of incorporation and to the other provisions of these by-laws, each officer shall have, in addition to the duties and powers herein set forth, such duties and powers as are commonly incident to his or her office and such additional duties and powers as the board of directors may from time to time designate.

        4.3.    Election.    The officers may be elected by the board of directors at their first meeting following the annual meeting of the stockholders or at any other time. At any time or from time to time the directors may delegate to any officer their power to elect or appoint any other officer or any agents.

        4.4.    Tenure.    Each officer shall hold office until the first meeting of the board of directors following the next annual meeting of the stockholders and until his or her respective successor is chosen and qualified unless a shorter period shall have been specified by the terms of his or her election or appointment, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified. Except as provided by law, there shall be no limit on how many terms an officer can serve.

        4.5.    Chairman of the Board of Directors, Chief Executive Officer, President and Vice Presidents.    The chairman of the board, if any, shall have such duties and powers as shall be designated from time to time by the board of directors. Unless the board of directors otherwise specifies, the chairman of the board, or if there is none, the chief executive officer, or if there is none, the president, shall preside, or designate the person who shall preside, at all meetings of the stockholders and of the board of directors.

        The chief executive officer shall have direct charge of all business operations of the corporation and, subject to the control of the directors, shall have general charge and supervision of the business of the corporation.

        The president, if different from the chief executive officer, shall have such duties and powers as shall be set forth in these by-laws or as shall be designated from time to time by the board of directors or by the chief executive officer.

        Any vice presidents shall have such duties and powers as shall be set forth in these by-laws or as shall be designated from time to time by the board of directors or by the chief executive officer.

        4.6.    Treasurer and Assistant Treasurers.    Unless the board of directors otherwise specifies, the treasurer shall be the chief financial officer of the corporation and shall be in charge of its funds and valuable papers, and shall have such other duties and powers as may be designated from time to time by the board of directors or by the president. If no controller is elected, the treasurer shall, unless the board of directors otherwise specifies, also have the duties and powers of the controller.

        Any assistant treasurers shall have such duties and powers as shall be designated from time to time by the board of directors, the chief executive officer or the treasurer.

        4.7.    Controller and Assistant Controllers.    If a controller is elected, he or she shall, unless the board of directors otherwise specifies, be the chief accounting officer of the corporation and be in charge of its books of account and accounting records, and of its accounting procedures. The controller shall have such other duties and powers as may be designated from time to time by the board of directors, the chief executive officer or the treasurer.

        Any assistant controller shall have such duties and powers as shall be designated from time to time by the board of directors, the chief executive officer, the treasurer or the controller.

        4.8.    Secretary and Assistant Secretaries.    The secretary shall record all proceedings of the stockholders, of the board of directors and of committees of the board of directors in a book or series of books to be kept therefor and shall file therein all actions by written consent of stockholders or directors. In the absence of the secretary from any meeting, an assistant secretary, or if there be none or he or she is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof. Unless a transfer agent has been appointed the secretary shall keep or cause to be kept the stock and transfer records of the corporation, which shall contain the names and record addresses of all stockholders and the number of shares registered in the name of each stockholder. The secretary shall have such other duties and powers as may from time to time be designated by the board of directors or the president.

        Any assistant secretaries shall have such duties and powers as shall be designated from time to time by the board of directors, the president or the secretary.

Section 5.

RESIGNATIONS AND REMOVALS

        5.1.        Any director or officer may resign at any time by delivering his or her resignation to the chairman of the board, if any, the chief executive officer, or the secretary or to a meeting of the board of directors. Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in either case the necessity of its being accepted unless the resignation shall so state. Except as may be otherwise provided by law, by the certificate of incorporation or by these by-laws, a director (including persons elected to fill vacancies in the board) may be removed from office with or without cause by the vote of the holders of a majority of the voting power of the stock outstanding and entitled to vote in the election of directors at a meeting called for the purpose, subject to any requirements of the certificate of incorporation. The board of directors may at any time remove any officer either with or without cause. The board of directors may at any time terminate or modify the authority of any agent.

Section 6.

VACANCIES

        6.1.        If the office of the chairman of the board, if any, the chief executive officer, the president, the treasurer or the secretary becomes vacant, the directors may elect a successor. If the office of any other officer becomes vacant, any person or body empowered to elect or appoint that officer may choose a successor. Each such successor shall hold office for the unexpired term, and in the case of the chief executive officer, the president, the treasurer and the secretary until his or her successor is chosen and qualified or in each case until he or she sooner dies, resigns, is removed or becomes disqualified. Any vacancy of a directorship shall be filled as specified in Section 3.4 of these by-laws.

Section 7.

CAPITAL STOCK

        7.1.    Stock Certificates.    Each stockholder shall be entitled to a certificate stating the number and the class and the designation of the series, if any, of the shares held by him, in such form as shall, in conformity to law, the certificate of incorporation and the by-laws, be prescribed from time to time by the board of directors; provided that the board of directors may provide by resolution that some or all of any or all classes or series of the corporation's stock shall be uncertificated. Such certificate shall be signed by the chairman or vice chairman of the board, if any, or the president or a vice president and by the treasurer or an assistant treasurer or by the secretary or an assistant secretary. Any of or all the signatures on the certificate may be a facsimile. In case an officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer, transfer agent, or registrar at the time of its issue.

        7.2.    Loss of Certificates.    Except as otherwise provided by law, by the certificate of incorporation or by these by-laws, in the case of the alleged theft, loss, destruction or mutilation of a certificate of stock, a duplicate certificate may be issued in place thereof, upon such terms, including receipt of a bond sufficient to indemnify the corporation against any claim on account thereof, as the board of directors may prescribe.

        7.3.    Dividends.    Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation of the corporation, may be declared by the board of directors at any regular or special meeting, and may be paid in cash, in property, or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the board of directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for any proper purpose, and the board of directors may modify or abolish any such reserve.

Section 8.

TRANSFER OF SHARES OF STOCK

        8.1.    Transfer on Books.    Subject to the restrictions, if any, stated or noted on the stock certificate, shares of stock may be transferred on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment and power of attorney properly executed, with necessary transfer stamps affixed, and with such proof of the authenticity of signature as the board of directors or the transfer agent of the corporation may reasonably require. Except as may be otherwise required by law, by the certificate of incorporation or by these by-laws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to receive notice and to vote or to give any consent with respect thereto, regardless of any transfer, pledge or other disposition of such stock until the shares have been properly transferred on the books of the corporation.

        8.2.    Record Date.    In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no such record date is fixed by the board of directors, the record date for determining the stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

        In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no such record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by the General Corporation Law of the State of Delaware, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Delaware by hand or certified or registered mail, return receipt requested, to its principal place of business or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. If no record date has been fixed by the board of directors and prior action by the board of directors is required by said General Corporation Law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

        In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such payment, exercise or other action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Section 9.

CORPORATE SEAL

        9.1.        Subject to alteration by the directors, the seal of the corporation shall consist of a flat-faced circular die with the word "Delaware" and the name of the corporation cut or engraved thereon, together with such other words, dates or images as may be approved from time to time by the directors.

Section 10.

EXECUTION OF PAPERS

        10.1.        Except as the board of directors may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts or other obligations made, accepted or endorsed by the corporation shall be signed by the chairman of the board, if any, the chief executive officer, the president, a vice president, the secretary or the treasurer.

Section 11.

FISCAL YEAR

        11.1. The fiscal year of the corporation shall end on December 31, unless otherwise determined by the board of directors.

Section 12.

SEVERABILITY

        12.1. If any provision of these by-laws shall be held to be invalid, illegal, unenforceable, or in conflict with the certificate of incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these by-laws (including without limitation, all portions of any section of these by-laws containing any such provision held to be invalid, illegal, unenforceable, or in conflict with the certificate of incorporation) that are not themselves invalid, illegal, unenforceable, or in conflict with the certificate of incorporation shall remain in full force and effect.

Section 13.

AMENDMENTS

        13.1.        Except as otherwise provided in the certificate of incorporation, these by-laws may be adopted, amended or repealed by vote of a majority of the voting power of the stock outstanding and entitled to vote.

Section 14.

INDEMNIFICATION

        14.1.    Right to Indemnification.    The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 14.3, the corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the board of directors.

        14.2.    Prepayment of Expenses.    The corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys' fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Section 14 or otherwise.

        14.3.    Claims.    If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Section 14 is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

        14.4.    Nonexclusivity of Rights.    The rights conferred on any Covered Person by this Section 14 shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

        14.5.    Other Sources.    The corporation's obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

        14.6.    Amendment or Repeal.    Any repeal or modification of the foregoing provisions of this Section 14 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

        14.7.    Other Indemnification and Prepayment of Expenses.    This Section 14 shall not limit the right of the corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

        14.8.    Insurance.    The corporation shall have the power to purchase and maintain, at its expense, insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware or the terms of these by-laws.

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TABLE OF CONTENTS
EXHIBITS
INDEX OF PRINCIPAL TERMS
AGREEMENT AND PLAN OF MERGER
ARTICLE I THE MERGER
ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE V CONDUCT PENDING THE MERGER
ARTICLE VI ADDITIONAL AGREEMENTS
ARTICLE VII CONDITIONS OF MERGER
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER
ARTICLE IX GENERAL PROVISIONS
Exhibit 1.4(a) Restated Certificate of Incorporation of the Surviving Corporation
Exhibit 1.4(b) Amended and Restated By-Laws of the Surviving Corporation